Exhibit 10.13

US$1,000,000,000

FIVE-YEAR CREDIT AGREEMENT

dated as of

November 10, 2011,

among

DOVER CORPORATION,

The BORROWING SUBSIDIARIES Party Hereto,

The LENDERS Party Hereto,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

_______________________

BANK OF AMERICA, N.A. and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agents,

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and

WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Page

ARTICLE

DEFINITIONS

ARTICLE II

THE CREDITS

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Corporate Existence and Power	18
SECTION 3.02. Corporate and Governmental Authorization; No Contravention	18
SECTION 3.03. Binding Effect	18
SECTION 3.04. Financial Information; No Material Adverse Change.	18
SECTION 3.05. Litigation[	18
SECTION 3.06. Compliance with ERISA	19
SECTION 3.07. Environmental Matters	19
SECTION 3.08. Taxes	19
SECTION 3.09. Subsidiaries	19
SECTION 3.10. Not an Investment Company	19
SECTION 3.11. Full Disclosure	19
SECTION 3.12. Federal Reserve Regulations	19

ARTICLE IV

CONDITIONS

SECTION 4.01. Effectiveness	20
SECTION 4.02. Each Credit Event	21
SECTION 4.03. Initial Credit Event for each Borrowing Subsidiary	21

ARTICLE V

COVENANTS

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default	25
SECTION 6.02. Notice of Default	26

ARTICLE VII

THE AGENT

SECTION 7.01. Appointment and Authorization	27
SECTION 7.02. Agent and Affiliates	27
SECTION 7.03. Action by Agent	27
SECTION 7.04. Consultation with Experts	27
SECTION 7.05. Liability of Agent	27
SECTION 7.06. Indemnification	27
SECTION 7.07. Credit Decision	28
SECTION 7.08. Successor Agent	28
SECTION 7.09. Agent’s Fee	28
SECTION 7.10. Arrangers and Syndication Agents	28
SECTION 7.11. Agent Designees	28

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

ARTICLE IX

GUARANTEE

ARTICLE X

MISCELLANEOUS

Schedule 2.01 -	Commitments
Exhibit A -	Form of Assignment and Assumption
Exhibit B-1 -	Form of Borrowing Subsidiary Agreement
Exhibit B-2 -	Form of Borrowing Subsidiary Termination
Exhibit C -	Mandatory Costs Rate
Exhibit D -	Opinion of Counsel for the Company
Exhibit E -	Borrowing Subsidiary Opinion
Exhibit F -	Form of Note
Exhibit G -	Form of Accession Agreement

        FIVE-YEAR CREDIT AGREEMENT dated as of November 10, 2011 (this “Agreement”), among DOVER CORPORATION, the BORROWING SUBSIDIARIES from time to time party hereto, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Agent.

The Company (such term, and each other capitalized term used and not otherwise defined in these recitals having the meaning assigned to it in Article I) has requested the Lenders to extend credit to enable the Borrowers to borrow on a revolving credit basis on and after the date hereof and at any time and from time to time prior to the Maturity Date a principal amount not in excess of the US Dollar Equivalent of US$1,000,000,000 at any time outstanding.  The proceeds of borrowings hereunder are to be used for working capital and general corporate purposes.

The Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions herein set forth.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions.  The following terms, as used herein, have the following meanings:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate per annum determined by reference to the Alternate Base Rate.

“Accession Agreement” has the meaning set forth in Section 2.18.

“Adjusted European Interbank Offered Rate” applicable to any Eurocurrency Borrowing denominated in Euro for any Interest Period means a rate per annum (rounded upward, if necessary, to the next higher 1/100 of 1%) equal to the European Interbank Offered Rate for Euro for such Interest Period.

“Adjusted London Interbank Offered Rate” applicable to any Eurocurrency Borrowing denominated in US Dollars for any Interest Period means a rate per annum (rounded upward, if necessary, to the next higher 1/100 of 1%) equal to (a) the London Interbank Offered Rate for the applicable currency for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, with respect to any Eurocurrency Borrowing denominated in Sterling, the Adjusted London Interbank Offered Rate means a rate per annum (rounded upward, if necessary, to the next higher 1/100 of 1%) equal to the London Interbank Offered Rate for Sterling for such Interest Period.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form supplied by the Agent and submitted to the Agent (with a copy to the Company) duly completed by such Lender.

“Affiliate” means, at any time, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified at such time.

“Agent” means JPMCB in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity, together with, to the extent provided in Section 7.11, any Agent Designee.

“Agent Designee” has the meaning set forth in Section 7.11.

“Agreement” has the meaning specified in the preamble hereto.

“Agreement Currency” has the meaning set forth in Section 10.11(b).

“Alternate Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted London Interbank Offered Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in US Dollars with a maturity of one month plus 1%.  For purposes of clause (c) above, the Adjusted London Interbank Offered Rate on any day shall be based on the rate per annum appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in US Dollars in the London interbank market) at approximately 11:00 a.m., London time, on such day for deposits in US Dollars with a maturity of one month.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted London Interbank Offered Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted London Interbank Offered Rate, respectively.

“Alternate US Dollar Loan” shall mean a Loan denominated in US Dollars made by a Specified Increasing Lender as provided in Section 2.20.

“Applicable Creditor” has the meaning set forth in Section 10.11(b).

“Applicable Lending Office” means, with respect to any Lender, (a) in the case of its ABR Loans, its Domestic Lending Office and (b) in the case of its Eurocurrency Loans, its Eurocurrency Lending Office.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Loan, any ABR Loan or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread”, “ABR Spread”, or “Facility Fee Rate”, as the case may be, based upon the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt:

Index Debt Ratings	Eurocurrency Spread	ABR Spread	Facility Fee Rate
Category 1 Aa3/AA- or higher	0.565%	0.000%	0.060%
Category 2 A1/A+	0.680%	0.000%	0.070%
Category 3 A2/A	0.795%	0.000%	0.080%
Category 4 A3/A-	0.900%	0.000%	0.100%
Category 5 Baa1/BBB+	1.000%	0.000%	0.125%
Category 6 Baa2/BBB or lower	1.225%	0.225%	0.150%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 6; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless (A) one of the two ratings is two or more Categories lower than the other and neither rating is in Category 6, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings or (B) either rating is or is deemed to be in Category 6, in which case the Applicable Rate shall be determined by reference to Category 6 and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency.  Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, in their capacities as the joint lead arrangers and joint bookrunners for the credit facility provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 10.06, and accepted by the Agent, in the form of Exhibit A.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that, for the avoidance of doubt, a Bankruptcy Event shall not result solely by virtue of (i) any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or (ii) in the case of a solvent Lender, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Government Authority under or based on the law of the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, in any such case where such action does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Board of Governors” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” means the Company or any Borrowing Subsidiary.

“Borrowing” means Loans of the same Type, in the same currency and to the same Borrower made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of a Borrowing denominated in US Dollars, US$10,000,000 and (b) in the case of a Borrowing denominated in any Designated Foreign Currency, the smallest amount of such Designated Foreign Currency that has a US Dollar Equivalent of at least US$10,000,000.

“Borrowing Multiple” shall mean (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000 and (b) in the case of a Borrowing denominated in any Designated Foreign Currency, 1,000,000 units of such currency.

“Borrowing Subsidiary” means, at any time, each Subsidiary that (a) is named on the signature pages to this Agreement or (b) has been designated as a Borrowing Subsidiary by the Company pursuant to Section 2.15, and that has not ceased to be a Borrowing Subsidiary as provided in such Section.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit B-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit B-2.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Loan bearing interest by reference to the Adjusted London Interbank Offered Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market or any day on which banks in London are not open for general business and (b) when used in connection with a Eurocurrency Loan bearing interest by reference to the Adjusted European Interbank Offered Rate, the term “Business Day” shall also exclude any day on which the TARGET 2 payment system is not open for the settlement of payments in Euro or any day on which banks in London are not open for general business.

“Calculation Date” means (a) the last Business Day of each calendar quarter, if any Borrowing denominated in a Designated Foreign Currency shall be outstanding on such day, and (b) with respect to a requested new Borrowing denominated in a Designated Foreign Currency, the day that is two Business Days immediately preceding the date on which such Borrowing is to be made; provided that the Agent may in addition designate the last day of any other month as a Calculation Date if it reasonably determines that there has been more than usual volatility in the applicable foreign currency markets.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Charges” has the meaning set forth in Section 10.12.

“Closing Date” means the date on or after the Effective Date on which the Agent shall have received the documents specified in or pursuant to Section 4.01.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, denominated in US Dollars and expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 or 2.10, (b)  increased from time to time pursuant to Section 2.18 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.06.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Accession Agreement pursuant to which such Lender shall have assumed or acquired its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is US$1,000,000,000.

“Company” means Dover Corporation, a Delaware corporation, its successors and permitted assigns in accordance with Section 10.06.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Net Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary non-cash charges for such period and (v) any non-cash charges for such period related to plant closings or other restructurings of operations or to the writedown of assets (excluding, for the avoidance of doubt, any additions to bad debt reserves or bad debt expense and any such non-cash charge to the extent it represents an accrual of or a reserve for cash expenditures in any future period), and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income or loss of the Company and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (but excluding therefrom any portion thereof attributable to any noncontrolling interest in any Subsidiary); provided that there shall be excluded (a) the income of any Subsidiary in which any Person (other than the Company or any Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent that the organizational documents and indentures, agreements and other instruments binding upon such Subsidiary do not restrict the ability of such Subsidiary to declare and pay dividends or other distributions to the Company or any of the Subsidiaries in an amount at least equal to such income, (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any Subsidiary or the date that such Person’s assets are acquired by the Company or any Subsidiary and (c) without limiting anything in Section 1.02, the net impact of cumulative changes to GAAP.

“Consolidated Net Interest Expense” means for any period for which such amount is being determined, total interest expense (including that properly attributable to Capital Leases in accordance with GAAP and amortization of debt discount and debt issuance costs) of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, including all capitalized interest, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financings and net costs under interest rate protection agreements (including amortization of discount) all as determined on a consolidated basis in accordance with GAAP, minus the total interest income of the Company and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means at any date the consolidated stockholders’ equity of the Company and its Consolidated Subsidiaries determined as of such date.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Control” means, for a specified Person, the possession, directly or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management or policies of another Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling”, “Controlled” and “Controls” have meanings correlative thereto.

“Debt” of any Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee under Capital Leases, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts which, at such date, have been paid under a letter of credit or similar instrument, (f) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (g) all Debt of others Guaranteed by such Person.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, or (ii) to pay to the Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Company, the Agent or any Lender in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Agent or any Lender made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such requesting party’s receipt of such certification, or (d) has become the subject of a Bankruptcy Event.

“Designated Foreign Currency” means Euro and Sterling.

“DFC Percentage” means, at any time, a fraction, expressed as a percentage, of which the numerator is the aggregate amount of Designated Foreign Currency Borrowings outstanding at such time and the denominator is the aggregate Commitments of all the Lenders other than the Specified Increasing Lenders in effect at such time.

“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending office by notice to the Company and the Agent.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 10.09.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person or the Company or any Subsidiary.

“Environmental Laws” means any and all federal, state, local and foreign governmental (whether executive, legislative or judicial) statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment or exposure to Hazardous Substances on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Company, any Consolidated Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Consolidated Subsidiary, are treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code.

“Euro” or “€” means the single currency of the European Union.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Adjusted London Interbank Offered Rate (in the case of Loans and Borrowings denominated in US Dollars or Sterling) or the Adjusted European Interbank Offered Rate (in the case of Loans and Borrowings denominated in Euro).

“Eurocurrency Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Eurocurrency Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Eurocurrency Lending Office by notice to the Company and the Agent.  A Lender may designate different offices, branches or affiliates as Eurocurrency Lending Offices with respect to Loans in US Dollars and Designated Foreign Currencies.

“European Interbank Offered Rate” means, with respect to any Eurocurrency Borrowing denominated in Euro for any Interest Period, the percentage per annum determined by the Banking Federation of the European Union (as reflected on the applicable Reuters screen (or any successor to or substitute for such service providing rate quotations comparable to those currently provided by Reuters, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro in the European interbank market) for such Interest Period, determined by the Agent as of approximately 11:00 a.m., Frankfurt time, on the Quotation Day for such Borrowing; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “European Interbank Offered Rate” shall be the arithmetic mean of the rates (rounded upwards to four decimal places), supplied to the Agent at its request by the Reference Banks (or such of the Reference Banks as shall supply such rates in response to such request), quoted by the Reference Banks to leading banks in the Banking Federation of the European Union for the offering of deposits in Euro for a period comparable to the Interest Period for such Borrowing, in each case as of 11:00 a.m., London time, on the Quotation Day for such Borrowing; provided further that if any such rate is below zero, the “European Interbank Offered Rate” will be deemed to be zero.

“Events of Default” has the meaning set forth in Section 6.01.

“Exchange Rate” means on any day, with respect to any Designated Foreign Currency, the rate at which such Designated Foreign Currency may be exchanged into US Dollars, as set forth at approximately 11:00 a.m., London time, on such day on the Reuters World Currency Page for such Designated Foreign Currency.  In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Agent and the Company.  In the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange quoted to the Agent by reference banks (which shall be comprised of any three of the Agent and the Syndication Agents, as shall be selected by the Agent) in the markets where such reference banks’ foreign currency exchange operations in respect of such Designated Foreign Currency are then being conducted, at or about 11:00 a.m., local time, on such date for the purchase of US Dollars for delivery two Business Days later.  In the event that such arithmetic average shall be used for the determination of the Exchange Rate, the Agent shall promptly indicate in a notice to the Company the names of the reference banks selected by it and the calculation details of such arithmetic average; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Exchange Rate shall be the commercial market rate of exchange as determined by the Agent by any reasonable method it deems appropriate to determine such rate (and communicates to the Company), and such determination shall be conclusive absent manifest error.

“Existing Credit Agreement” means the Five-Year Credit Agreement dated as of November 9, 2007, among the Company, the Borrowing Subsidiaries party thereto, the lenders named therein, Deutsche Bank Securities Inc., as Syndication Agent, Bank of America, N.A., The Royal Bank of Scotland plc and Wachovia Bank, National Association, as Documentation Agents, and JPMCB, as administrative agent.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“GAAP” means generally accepted accounting principles applied in the United States.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including but not limited to petroleum, its derivatives and by-products.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.  The “principal amount” of any Hedging Agreement of the Company or any Subsidiary at any time shall be deemed to be the aggregate amount at such time of the payments that would be required to be made by the Company or such Subsidiary in the event of any early termination at such time of such Hedging Agreement.

“Increasing Lender” has the meaning set forth in Section 2.18.

“Indemnitee” has the meaning set forth in Section 10.03(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Interest Election Request” means a request by the relevant Borrower (or the Company on behalf of the applicable Borrowing Subsidiary) to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Period” means (a) with respect to each Eurocurrency Borrowing, each period commencing on the date of such Borrowing or on the last day of the preceding Interest Period applicable thereto and ending one, two, three or six months thereafter, as the applicable Borrower may elect in the applicable Notice of Borrowing or Interest Election Request; provided that:

(i)  any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)  any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month; and

(iii)  no Interest Period shall end after the Maturity Date.

(b)  with respect to each ABR Borrowing, each period commencing on the date of such Borrowing or on the last day of the preceding Interest Period applicable thereto and ending on the last day of each March, June, September and December thereafter; provided that:

(i)  any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; and

(ii)  any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“JPMCB” means JPMorgan Chase Bank, N.A.

“Judgment Currency” has the meaning set forth in Section 10.11(b).

“Lender” means each Person listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or as provided in Section 2.18, other than any such Person that shall have ceased to be a party hereto pursuant to Section 10.06(c).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge or security interest, or any encumbrance or other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.  For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a loan made by a Lender to a Borrower hereunder.

“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, each Accession Agreement and each promissory note delivered pursuant to this Agreement.

“London Interbank Offered Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Agent as of approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Reuters “LIBOR01” screen (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to currency deposits in the London interbank market), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “London Interbank Offered Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the London interbank market by JPMCB at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period; provided further that if any such rate is below zero, the “London Interbank Offered Rate” will be deemed to be zero.

“Mandatory Costs Rate” has the meaning set forth in Exhibit C hereto.

“Material Debt” means (other than any amounts owed hereunder) Debt of the Company and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding the US Dollar Equivalent of US$75,000,000.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of US$75,000,000.

“Material Subsidiary” means at any time (a) any Borrowing Subsidiary or (b) any other Subsidiary, except Subsidiaries which, if aggregated and considered as a single Subsidiary, would not meet the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission.

“Maturity Date” means November 10, 2016.

“Maximum Rate” has the meaning set forth in Section 10.12.

“MNPI” means material information concerning the Company and the Subsidiaries and their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which (i) any member of the ERISA Group is then making or accruing an obligation to make contributions or (ii) at any time within the preceding five plan years, any Person, which was at such time a member of the ERISA Group, made contributions.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Obligations” means (a)(i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Company or any other Borrower under this Agreement or any other Loan Document and (b) all obligations of the Borrowers under each Hedging Agreement entered into with a counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into.

“Other Taxes” has the meaning set forth in Section 8.04(b).

“Parent” means, with respect to any Lender, any Person Controlling such Lender.

“Participant” has the meaning set forth in Section 10.06(b).

“Participant Register” has the meaning set forth in Section 10.06(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Government Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is sponsored, maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been sponsored, maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Platform” has the meaning set forth in Section 10.18(b).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City.  Each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

 “Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Quotation Day” means, with respect to any Eurocurrency Borrowing and any Interest Period, the day on which it is market practice in the Relevant Interbank Market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period, as determined by the Agent.  If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Reference Banks” means the principal London office of JPMCB or such other banks as may be appointed by the Agent in consultation with the Company.

“Refunding Borrowing” means a Borrowing which, after application of the proceeds thereof, results in no net increase in the outstanding principal amount of Loans made by any Lender.

“Register” has the meaning set forth in Section 2.04(e).

“Regulation D”  means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation U”  means Regulation U of the Board of Governors, as in effect from time to time.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees and agents of any of the foregoing.

“Relevant Interbank Market” means (a) with respect to any currency other than Euros, the London interbank market and (b) with respect to Euros, the European interbank market.

“Required Lenders” means at any time Lenders having more than 50% of the aggregate amount of the Commitments, or if the Commitments have been terminated, holding Loans evidencing more than 50% of the aggregate US Dollar Equivalents of the unpaid principal amounts of the Loans.

“Reset Date” has the meaning set forth in Section 1.04.

“Revolving Credit Period” means the period from and including the Effective Date to but excluding the Maturity Date.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the US Dollar Equivalents of the outstanding principal amounts of such Lender’s Loans at such time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Specified Increasing Lender” means any Increasing Lender that (a) provides a new Commitment pursuant to Section 2.18, (b) is not a Lender immediately prior to the time such new Commitment becomes effective and (c) informs the Agent that it is unable to make Loans to the Borrowers in a Designated Foreign Currency.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful money of the United Kingdom.

“Subsidiary” means, at any time, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or to manage such corporation or other entity are at the time directly or indirectly, through one or more intermediaries, owned by the Company.

“Syndication Agents” means Bank of America, N.A. and Wells Fargo Bank, National Association.

“TARGET 2” means the second generation of the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Agent to be a suitable replacement).

“Taxes” has the meaning set forth in Section 8.04(a).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted London Interbank Offered Rate (in the case of Loans denominated in US Dollars or Sterling), the Adjusted European Interbank Offered Rate (in the case of Loans denominated in Euro) or the Alternate Base Rate (in the case of Loans denominated in US Dollars).

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“US Dollars” or “US$” refers to lawful money of the United States of America.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any Designated Foreign Currency, the equivalent in US Dollars of such amount, determined by the Agent pursuant to Section 1.04 using the Exchange Rate with respect to such Designated Foreign Currency at the time in effect under the provisions of such Section.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Wholly-Owned Consolidated Subsidiary” means any Consolidated Subsidiary all of the shares of Equity Interests in which (except directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are at the time directly or indirectly owned by the Company.

SECTION 1.02. Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company’s independent registered public accounting firm) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Company notifies the Agent that the Company wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Company that the Required Lenders wish to amend Article V for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.

SECTION 1.03. Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurocurrency Loan” or “Eurocurrency Borrowing”)

SECTION 1.04. Exchange Rates.  (a)  Not later than 12:00 p.m., London time, on each Calculation Date, the Agent shall determine the Exchange Rate as of such Calculation Date with respect to each Designated Foreign Currency that is represented by an outstanding Borrowing as of such Calculation Date.  The Agent shall advise the Company of any such determination upon request.  The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 10.11 or any other provision expressly requiring the use of a current exchange rate) be the Exchange Rates employed in converting any amounts between US Dollars and Designated Foreign Currencies.

(b) Not later than 12:00 p.m., London time, on each Reset Date and each date on which Loans denominated in any Designated Foreign Currency are made, the Agent shall (i) determine the aggregate amount of the US Dollar Equivalents of the principal amounts of the Loans denominated in Designated Foreign Currencies then outstanding (after giving effect to any Loans denominated in Designated Foreign Currencies made or repaid on such date) and (ii) notify the Lenders and the Company of the results of such determination.

SECTION 1.05. Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments to Lend.  During the Revolving Credit Period, each Lender agrees, on the terms and conditions set forth in this Agreement, to make loans to any Borrower in US Dollars (in the case of both ABR Loans and Eurocurrency Loans) or (in the case of Eurocurrency Loans only) any Designated Foreign Currency, pursuant to this Section from time to time in amounts such that (a) the Revolving Credit Exposure of such Lender at any time shall not exceed the amount of its Commitment and (b) the aggregate Revolving Credit Exposures of the Lenders shall not exceed the aggregate Lenders’ Commitments.  Each Borrowing under this Section shall be in an aggregate principal amount at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple and shall be made from the Lenders ratably in proportion to their respective Commitments, it being understood that the failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.  Within the foregoing limits, any Borrower may borrow, repay or, subject to Section 2.11, prepay Loans and reborrow at any time during the Revolving Credit Period.

SECTION 2.02. Notice of Borrowing.  To request a Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrowing Subsidiary, shall give the Agent a written notice (a “Notice of Borrowing”) (a) in the case of a Eurocurrency Borrowing denominated in US Dollars, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in a Designated Foreign Currency, not later than 9:00 a.m., London time, three Business Days before the date of the proposed Borrowing, or (c) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the Business Day of the proposed Borrowing, specifying:

(i) the Borrower requesting such Borrowing (or on which Borrowing Subsidiary’s behalf the Company is requesting such Borrowing),

(ii) the date of such Borrowing, which shall be a Business Day,

(iii) the aggregate principal amount and currency of such Borrowing,

(iv) the Type of such Borrowing (with such Borrowing, in the case of Borrowings denominated in US Dollars, permitted to be either an ABR Borrowing or a Eurocurrency Borrowing or, in the case of Borrowings denominated in any Designated Foreign Currency, permitted to be only an Eurocurrency Borrowing),

(v) in the case of a Eurocurrency Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of the term “Interest Period”, and

(vi) the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.03.

SECTION 2.03. Notice to Lenders; Funding of Loans.

(a) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Lender of the contents thereof and of such Lender’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Company or the relevant Borrower.

(b) Not later than 2:00 p.m., New York City time (or, if the applicable Notice of Borrowing is delivered to the Agent in London (in the case of Eurocurrency Loans in Designated Foreign Currencies only), 11:00 a.m., London time), on the date of each Borrowing, each Lender shall (except as provided in paragraph (c) of this Section) make available its share of such Borrowing, by wire transfer of immediately available funds, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders.  The Agent will make the funds so received from the Lenders available to the relevant Borrower by remitting to such account as may be specified by the Company and consented to by the Agent (such consent not to be unreasonably withheld) and designated by the Borrower or the Company on behalf of the relevant Borrowing Subsidiary in the applicable Notice of Borrowing.

(c) If any Lender makes a new Loan hereunder on a day on which a Borrower is to repay all or any part of an outstanding Loan from such Lender, such Lender shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Lender to the Agent as provided in subsection (b).

(d) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available to the Agent on the date of such Borrowing in accordance with paragraphs (b) and (c) of this Section 2.03 and the Agent may, in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such share available to the Agent, such Lender and such Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, a rate per annum equal to the interest rate applicable thereto pursuant to Section 2.06 and (ii) in the case of such Lender, the greater of (x)(A) the Federal Funds Effective Rate, in the case of Loans denominated in US Dollars and (B) the rate reasonably determined by the Agent to be the cost to it of funding such amount, in the case of Loans denominated in a Designated Foreign Currency, and (y) a rate determined by the Agent in accordance with banking industry rules on interbank compensation.  If such Lender shall repay to the Agent such corresponding amount (prior to such Borrower’s having done so), such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.  For the avoidance of doubt, interest paid by any Lender under this Section 2.03(d) shall not be included in such Lender’s Loan or be otherwise considered a Borrowing.

SECTION 2.04. Repayment of Loans; Evidence of Debt.  (a)  Each Borrower hereby agrees to repay on the Maturity Date the outstanding principal balance of each Loan made to such Borrower.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid such lending office of such Lender from time to time under this Agreement.

(c) The Agent shall maintain the Register pursuant to Section 2.04(e), and a subaccount for each Lender, in which Register and accounts (taken together) shall be recorded (i) the amount and currency of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder or under any other Loan Document for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the Register and accounts maintained pursuant to paragraph (b) and (c) of this Section 2.04 shall be, to the extent permitted by applicable law, prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans made to such Borrower by such Lender in accordance with their terms.

(e) The Agent, acting for this purpose as a non-fiduciary agent of each Borrower, shall maintain a copy of each Assignment and Assumption and each Accession Agreement delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (such records being referred to as the “Register”).  Absent manifest error the entries in the Register shall be conclusive and the Borrowers, the Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of any Loan Document, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company and, as to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, each Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in substantially the form attached hereto as Exhibit F.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.06) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.05. Maturity of Loans.  Each Loan included in any Borrowing shall mature, and the principal amount thereof and all interest accrued thereon shall be due and payable, on the Maturity Date.

SECTION 2.06. Interest Rates.  (a)  Each ABR Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made to but excluding the date of the actual payment, at a rate per annum equal to the Applicable Rate plus the Alternate Base Rate for such day.  Such interest shall be payable for each Interest Period on the last day thereof.  Any overdue principal of or interest on any ABR Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% per annum plus the rate otherwise applicable to such ABR Loan for such day.

(b) Each Eurocurrency Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Applicable Rate plus the applicable Adjusted London Interbank Offered Rate (if such Loan is denominated in US Dollars or Sterling) or the applicable Adjusted European Interbank Offered Rate (if such Loan is denominated in Euro).  Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Eurocurrency Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% per annum plus the rate otherwise applicable to such Eurocurrency Loan for such day.

(c) The Agent shall determine each interest rate applicable to the Loans hereunder.  The Agent shall give prompt notice to the relevant Borrowers and the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

SECTION 2.07. Interest Elections.  (a)  Each Borrowing initially shall be of the Type indicated in the applicable Notice of Borrowing and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing.  Thereafter, the relevant Borrower may elect to convert any such Borrowing denominated in US Dollars to a Borrowing of a different Type or to continue any such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered, other than for purposes of Section 4.02, a separate Borrowing.

(b) To make an election pursuant to this Section, the applicable Borrower, or the Company on behalf of the applicable Borrowing Subsidiary, shall notify the Agent of such election by the time that a Notice of Borrowing would be required under Section 2.02 if such Borrower were requesting a Borrowing of the Type and in the currency resulting from such election to be made on the effective date of such election.  Each such Interest Election Request shall be irrevocable and shall be made by hand delivery or fax to the Agent of a written Interest Election Request in a form approved by the Agent and signed by the relevant Borrower, or by the Company on its behalf.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.01:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing (solely in the case of Borrowings denominated in US Dollars) or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration.  In the event of any conversion of a Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d) Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be (i) in the case of a Borrowing denominated in US Dollars, converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Designated Foreign Currency, be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (A) no outstanding Borrowing denominated in US Dollars may be converted to or continued as a Eurocurrency Borrowing, (B) unless repaid, each Eurocurrency Borrowing denominated in US Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (C) no outstanding Borrowing denominated in a Designated Foreign Currency may be continued as a Eurocurrency Borrowing with an Interest Period of longer than one month’s duration.

SECTION 2.08. Facility Fees.  The Company shall pay or cause the Borrowing Subsidiaries to pay to the Agent in US Dollars, for the accounts of the Lenders, facility fees at the relevant Facility Fee Rate specified in the definition of the term “Applicable Rate”.  Such facility fees shall accrue for the account of each Lender (a) from and including the date hereof to but excluding the date on which the Commitments are terminated in their entirety, on the daily amount of the Commitment (whether used or unused) of such Lender and (b) from and including the date on which the Commitments are terminated in their entirety to but excluding the date on which the Loans shall be repaid in their entirety, on the daily amount of the Revolving Credit Exposure of such Lender.  Accrued facility fees shall be payable quarterly in arrears on each March 31, June 30, September 30 and December 31 and upon the date of termination of the Commitments in their entirety (and, if Loans shall be outstanding thereafter, then such facility fee shall be payable on demand).

SECTION 2.09. Optional Termination or Reduction of Commitments.  The Company may, upon at least three Business Days’ prior notice to the Agent, (i) terminate the Commitments in their entirety at any time, if no Loans are outstanding at such time or (ii) ratably reduce the Commitments from time to time by an aggregate amount at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple; provided that if, after giving effect thereto, the aggregate Revolving Credit Exposure would exceed the aggregate amount of the Commitments, the Commitments may be reduced only if the outstanding Loans are concurrently prepaid in an amount that would be necessary to eliminate such excess, together with a payment of any redeployment costs payable pursuant to Section 2.13.  Any termination or reduction of the Commitments under this Section 2.09 shall be permanent.

SECTION 2.10. Mandatory Termination of Commitments.  Unless previously terminated, the Commitments shall terminate on the Maturity Date.

SECTION 2.11. Prepayments.  (a)  Any Borrower may, upon at least three Business Days’ notice to the Agent, delivered no later than 12:00 noon, New York City time (or, if such payment relates to a Borrowing denominated in a Designated Foreign Currency, 11:00 a.m., London time), prepay any ABR Borrowing or Eurocurrency Borrowing in whole at any time or from time to time in part in amounts at least equal to the Borrowing Minimum that are multiples of the Borrowing Multiple, together with accrued interest thereon to the date of prepayment.

(b) In the event and on each occasion that the aggregate amount of the Revolving Credit Exposures exceeds 105% of the aggregate amount of the Commitments, the Borrowers shall promptly prepay Borrowings in an aggregate amount equal to the amount in excess of such aggregate amount of the Commitments, together with accrued interest on the amount prepaid to the date of prepayment.  The Agent shall promptly notify (i) the Company in the event it determines that any prepayment is required under this paragraph and (ii) each Lender of such Lender’s ratable share of such prepayment.

(c) If prepayment of a Eurocurrency Loan occurs other than at the end of an applicable Interest Period, then the prepayment will be subject to compensation in respect to redeployment costs as provided in Section 2.13. Each prepayment under this Section 2.11 shall be applied to prepay ratably the Loans of the Lenders included in such prepaid Borrowings.

(d) Upon receipt of a notice of prepayment pursuant to paragraph (a) of this Section, the Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment and such notice shall not thereafter be revocable by the Company or the relevant Borrower.

SECTION 2.12. General Provisions as to Payments.

(a) Each Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder or under any other Loan Document, not later than 12:00 noon, New York City time (or, if such payment relates to a Borrowing denominated in a Designated Foreign Currency, 11:00 a.m., London time) on the date when due, in immediately available funds, without set-off or counterclaim, to the Agent at its address referred to in Section 10.01 (or, if such payment relates to a Borrowing in a Designated Foreign Currency, to the Agent’s London address referred to in Section 10.01) or at such other offices as the Agent shall from time to time specify in a notice delivered to the Company.  The Agent will promptly distribute to each Lender its ratable share of each such payment received by the Agent for the account of the Lenders.  Whenever any payment of principal of, or interest on, the ABR Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.  Whenever any payment of principal of, or interest on, the Eurocurrency Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.  All payments hereunder of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan; all other payments hereunder and under each other Loan Document shall be made in US Dollars, except as otherwise expressly provided.

(b) Unless the Agent shall have received notice from the relevant Borrower, or from the Company on behalf of the relevant Borrower, prior to the date on which any payment is due to the Lenders hereunder or under any other Loan Document that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that such Borrower shall not have so made such payment, each Lender agrees to repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the greater of (i)(A) the Federal Funds Effective Rate, in the case of Loans denominated in US Dollars, and (B) the rate reasonably determined by the Agent to be the cost to it of funding such amount, in the case of Loans denominated in a Designated Foreign Currency, and (ii) a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(c) Any payment required to be made to any Borrower by the Agent hereunder or under any other Loan Document shall be deemed to have been made by the time required if the Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Agent to make such payment.

(d) If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.

(e) If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Agent (including any payment pursuant to Sections 2.03(d), 2.12(b) and 7.06), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged.

SECTION 2.13. Funding Losses.  In the event of the payment of any amount of principal with respect to any Eurocurrency Loan (pursuant to Article VI or VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto, or any conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, or if any Borrower fails to borrow any Eurocurrency Loans after notice has been given to any Lender in accordance with Section 2.03(a), or if any Borrower fails to prepay any Eurocurrency Loan on a date specified therefor in any notice of prepayment delivered pursuant hereto or to convert or continue any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto, or at the request of the Company under Section 8.06 any Eurocurrency Loan is assigned other than on the last day of the Interest Period applicable thereto, the relevant Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow; provided that such Lender shall have delivered to such Borrower, or to the Company on its behalf, a certificate as to the amount of such loss or expense and accompanied by a certificate of such Lender explaining in reasonable detail the method by which such amount shall have been determined, which certificate shall be conclusive in the absence of manifest error.

SECTION 2.14. Computation of Interest and Fees.  Interest hereunder computed by reference to the Alternative Base Rate at times when the Alternative Base Rate is based on the Prime Rate, shall be computed on the basis of a year of 365 days and paid for the actual number of days elapsed (including the first day but excluding the last day).  All other interest and fees shall be computed on the basis of a year of 360 days (except in the case of Loans denominated in Sterling, for which a year of 365 days will be used for purposes of computing interest) and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.15. Borrowing Subsidiaries.  On or after the date hereof, the Company may request the designation of any Subsidiary as a Borrowing Subsidiary by delivery to the Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company.  Promptly following receipt of a Borrowing Subsidiary Agreement, the Agent shall make a copy thereof available to each Lender.  Unless any Lender shall inform the Agent within 10 Business Days (or, in the case of any such Subsidiary that is incorporated in, or conducts business in, a jurisdiction outside the United States, 15 Business Days) following the receipt of such Borrowing Subsidiary Agreement by such Lender that it is unlawful for such Lender to extend credit to such Subsidiary (in which case such Subsidiary shall not become a Borrowing Subsidiary), such Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary and a party to this Agreement until the Company shall have executed and delivered to the Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement.  Promptly following receipt of any Borrowing Subsidiary Termination, the Agent shall make a copy thereof available to each Lender.  Notwithstanding the second preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary at a time when any principal of or interest on any Loan to such Borrowing Subsidiary shall be outstanding hereunder; provided that such Borrowing Subsidiary Termination shall be effective to terminate such Borrowing Subsidiary’s right to make further Borrowings under this Agreement.  Notwithstanding any provision of this Agreement obligating a Lender to make a Loan, each Lender may, at its option, make any Loan available to any Borrowing Subsidiary that is incorporated in, or conducts business in, a jurisdiction outside the United States by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan.

SECTION 2.16. Foreign Subsidiary Costs.  (a) If the cost to any Lender of making or maintaining any Loan to a Borrowing Subsidiary is increased (or the amount of any sum received or receivable by any Lender (or its applicable lending office) is reduced) by an amount deemed in good faith by such Lender to be material, by reason of the fact that such Borrowing Subsidiary is incorporated in, or conducts business in, a jurisdiction outside the United States, such Borrowing Subsidiary shall indemnify such Lender for such increased cost or reduction within 15 days after demand by such Lender (with a copy to the Agent).  A certificate of such Lender claiming compensation under this paragraph and setting forth the additional amount or amounts to be paid to it hereunder (and the basis for the calculation of such amount or amounts) shall be conclusive in the absence of manifest error.

(b) Each Lender will promptly notify the Company and the Agent of any event of which it has knowledge that will entitle such Lender to additional interest or payments pursuant to paragraph (a) above, but in any event within 45 days after such Lender obtains actual knowledge thereof; provided that (i) if any Lender fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section 2.16 in respect of any costs resulting from such event, only be entitled to payment under this Section 2.16 for costs incurred from and after the date 45 days prior to the date that such Lender does give such notice and (ii) each Lender will, promptly after obtaining such actual knowledge, designate a different applicable lending office, if, in the judgment of such Lender, such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Lender.

SECTION 2.17. Additional Reserve Costs.  (a)  If and so long as any Lender is required to make special deposits with the Bank of England to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s Eurocurrency Loans, such Lender may require the relevant Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loans at a rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formula and in the manner set forth in Exhibit C hereto.

(b) If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserve Rate or the Mandatory Costs Rate) in respect of any of such Lender’s Eurocurrency Loans, such Lender may require the relevant Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Eurocurrency Loans subject to such requirements, additional interest on such Loans at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loans.

(c) Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined by the relevant Lender, which determination shall be conclusive absent manifest error, and notified to the Company, or, if the relevant Borrower is a Borrowing Subsidiary, the Company on behalf of such Borrowing Subsidiary, accompanied by a certificate of such Lender explaining in reasonable detail the method by which such amount shall have been determined (with a copy to the Agent), at least five Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the Company (either in its own capacity or on behalf of the relevant Borrowing Subsidiary) by such Lender shall be payable to the Agent for the account of such Lender on each date on which interest is payable for such Loan.  Any Lender which notifies the Company (either in its own capacity or on behalf of the relevant Borrowing Subsidiary) and the Agent under this paragraph (c) shall promptly withdraw such notice (by written certificate of withdrawal given to the Company and the Agent) in the event such Lender shall become aware that the circumstances giving rise to such additional interest have ceased to exist.  Any Lender claiming any indemnity payment or additional amounts payable pursuant to this Section 2.17 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Company or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.18. Increase in Commitments.  The Company may, by written notice to the Agent (which shall promptly deliver a copy to the Lenders), executed by the Company and one or more financial institutions (any such financial institution referred to in this Section being called an “Increasing Lender”), which may include any Lender, cause Commitments to be made available by the Increasing Lenders (or cause the Commitments of the Increasing Lenders to be increased, as the case may be) in an amount not less than US$10,000,000 and in an aggregate amount that is an integral multiple of US$1,000,000 for each Increasing Lender set forth in such notice, provided, however, that (a) the aggregate amount of all new Commitments and increases in existing Commitments pursuant to this paragraph during the term of this Agreement shall in no event exceed US$500,000,000, (b) each Increasing Lender, if not already a Lender hereunder, shall be subject to the approval of the Agent (which approval shall not be unreasonably withheld) and (c) each Increasing Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Agent a duly executed Accession Agreement substantially in the form set forth in Exhibit G (an “Accession Agreement”).  New Commitments and increases in Commitments pursuant to this Section shall become effective on the date specified in the applicable notices delivered pursuant to this Section.  Upon the effectiveness of any Accession Agreement to which any Increasing Lender is a party, such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder.  Notwithstanding the foregoing, no increase in the aggregate Commitments (or in the Commitment of any Lender) shall become effective under this Section unless, on the date of such increase, the Agent shall have received a certificate, dated as of the effective date of such increase and executed by the chief financial officer or the chief accounting officer of the Company, to the effect that the conditions set forth in clauses (b), (c) and (d) of Section 4.02 shall be satisfied (with all references in such clauses to a Borrowing being deemed to be references to such increase).  Following any extension of a new Commitment or increase of a Lender’s Commitment pursuant to this Section 2.18, any Loans outstanding prior to the effectiveness of such extension or increase shall remain outstanding until the ends of the respective Interest Periods applicable thereto, and shall then be repaid or refinanced with new Loans made pursuant to Section 2.01 ratably in accordance with the respective Commitments of the Lenders.

SECTION 2.19. No Double Payment.  The provisions of Sections 2.16, 2.17 and 8.03 shall apply without duplication, and no Lender shall be compensated more than once for a single loss, cost or expense of the sort referred to in such Sections.

SECTION 2.20.   Special Arrangements in Respect of Designated Foreign Currency Borrowings.  Notwithstanding any other provision of this Agreement, (a) the Specified Increasing Lenders shall not make Loans as part of any Borrowing denominated in any Designated Foreign Currency, and any such Borrowing shall consist of Loans made by the Lenders other than the Specified Increasing Lenders ratably in accordance with their respective Commitments and may be prepaid as provided in 2.11(a) ratably in accordance with the amounts thereof; (b) at any time when one or more Borrowings denominated in Designated Foreign Currencies are outstanding, the Borrowers may borrow Alternate US Dollar Loans from the Specified Increasing Lenders ratably in accordance with their respective Commitments (in accordance with the provisions of this Article II, but without simultaneously borrowing on a ratable basis from the other Lenders) in an aggregate amount outstanding at any time not in excess of the DFC Percentage of the Specified Increasing Lenders’ Commitments, and may prepay such Alternate US Dollar Loans as provided in Section 2.11(a) ratably in accordance with the amounts thereof but without any simultaneous prepayment of the Loans of other Lenders; and (c) if any Borrowing denominated in a Designated Foreign Currency shall be prepaid at a time when Alternate US Dollar Loans are outstanding, the Borrowers will simultaneously prepay Alternate US Dollar Loans, ratably in accordance with the amounts thereof, in such amount (if any) as shall be necessary in order that the aggregate principal amount of the outstanding Alternate US Dollar Loans will not exceed the DFC Percentage of the Specified Increasing Lenders’ Commitments.

SECTION 2.21. Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) facility fees shall cease to accrue on the unused amount of the Commitment of such Defaulting Lender pursuant to Section 2.08; and

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 10.05); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 10.05, require the consent of such Defaulting Lender in accordance with the terms hereof.

In the event that the Agent and the Company each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its ratable share of the aggregate amount of the Commitments.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants that:

SECTION 3.01. Corporate Existence and Power.  The Company and each Borrowing Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 3.02. Corporate and Governmental Authorization; No Contravention.  The execution, delivery and performance by each Borrower of this Agreement and each other Loan Document to which it is a party are within such Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Governmental Authority and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Company or any Borrowing Subsidiary or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

SECTION 3.03. Binding Effect.  This Agreement and each other Loan Document to which it is a party has been duly executed and delivered by each Borrower and constitutes a valid and binding agreement of each Borrower, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04. Financial Information; No Material Adverse Change.  (a)The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP and included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, a copy of which has been heretofore made available to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b) The unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of September 30, 2011 and the related unaudited consolidated statements of operations and cash flows for the nine months then ended, set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011, a copy of which has been heretofore made available to each of the Lenders, fairly present, in conformity with GAAP to the extent described in note 1 thereto applied on a basis consistent with the financial statements referred to in paragraph (a) of this Section, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such nine month period (subject to normal year-end adjustments).

(c) Except as reflected in the financial statements referred to in paragraph (b) above, between December 31, 2010, and the date hereof, there has been no material adverse change in the business, financial position, results of operations or prospects of the Company and its Consolidated Subsidiaries, considered as a whole.

SECTION 3.05. Litigation.  There is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries considered as a whole or which in any manner draws into question the validity of this Agreement or any other Loan Document.

SECTION 3.06. Compliance with ERISA.  Except to the extent that failure to so fulfill its obligations or be in compliance could not materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan.  No member of the ERISA Group has (a) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (b) failed to make any required contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or, solely as a result of the passage of time, could result in the imposition of a Lien or the posting of a bond or other security under Sections 302(f) or 307 of ERISA or Sections 412(n) or 401(a)(29) of the Internal Revenue Code (or any successor provisions thereto) or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA if such action, failure or incurrence could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole.

SECTION 3.07. Environmental Matters.  In the ordinary course of its business, the Company reviews, or causes its Subsidiaries to review, the effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries. On the basis of this review, the Company has reasonably concluded that any associated liabilities and costs, as identified and evaluated by the Company in accordance with GAAP, including the costs of compliance with Environmental Laws, any capital or operating expenditures required for clean-up or closure of their properties, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with on or off-site disposal of wastes or Hazardous Substances, and any liabilities to third parties, including employees, and any related costs and expenses) are unlikely to have a material adverse effect on the business, financial condition, results of operations or prospects of the Company and its Consolidated Subsidiaries, considered as a whole.

SECTION 3.08. Taxes.  United States Federal income tax returns of the Company, which files a consolidated domestic return, have been examined through the fiscal year ended December 31, 2008 and closed through the fiscal year ended December 31, 2008.  The Company and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary, excluding assessments currently being contested in good faith by appropriate proceedings.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Company, adequate.

SECTION 3.09. Subsidiaries.  Each of the Company’s corporate Material Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 3.10. Not an Investment Company.  Neither the Company nor any of the Borrowing Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.11. Full Disclosure.  All information heretofore furnished by any Borrower to the Agent or any Lender for purposes of or in connection with the Loan Documents or any transaction contemplated hereby is, and all such information hereafter furnished by any Borrower to the Agent or any Lender will be, when taken as a whole, true and accurate in all material respects on the date as of which such information is stated or certified.  The Company has disclosed to the Lenders in writing any and all facts which materially and adversely affect or may affect (to the extent the Company can now reasonably foresee), the business, operations or financial condition of the Company and its Consolidated Subsidiaries, taken as a whole, or the ability of any Borrower to perform its obligations under the Loan Documents.

SECTION 3.12. Federal Reserve Regulations.  None of the Company or any its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying “margin stock” (within the meaning of Regulation U) or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X.  Not more than 25% of the value of the assets subject to any restrictions on the sale, pledge or other disposition of assets under this Agreement, any other Loan Document or any other agreement to which any Lender or Affiliate of a Lender is party will at any time be represented by margin stock (within such meaning).

ARTICLE IV

CONDITIONS

SECTION 4.01. Effectiveness.  This Agreement shall become effective as provided in Section 10.09, subject to the satisfaction of the following conditions:

(a) The Agent shall have received the following documents, each dated the Closing Date unless otherwise indicated:

(i) an opinion of Joseph W. Schmidt, General Counsel for the Company, substantially in the form of Exhibit D hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request; and

(ii) all documents and certificates the Agent may reasonably request relating to the organization, existence and good standing of the Borrowers, the corporate authority for, and the authorization and validity of, each Loan Document, the financial condition of each of the Borrowers and any other matters relevant hereto, all in form and substance satisfactory to the Agent.

(b) The commitments under the Existing Credit Agreement shall have been or shall simultaneously be terminated, any amounts outstanding or accrued for the accounts of the lenders thereunder shall have been paid in full and the Agent shall have received such evidence as it shall reasonably have requested as to the satisfaction of such conditions.

(c) The Agent and the Arrangers shall have received all fees and other amounts due and payable hereunder or pursuant to the commitment letter or fee letters entered into by any of them and the Company on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrowers hereunder, under any other Loan Document or under such commitment letter.

(d) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

The Agent shall promptly notify the Company and the Lenders of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.

SECTION 4.02. Each Credit Event.  The obligation of any Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) receipt by the Agent of a Notice of Borrowing as required by Section 2.02;

(b) the fact that, immediately after such Borrowing, the aggregate Revolving Credit Exposures of the Lenders will not exceed the aggregate amount of the Commitments;

(c) the fact that, immediately before and after such Borrowing, no Default or Event of Default shall have occurred and be continuing; and

(d) the fact that the representations and warranties of the Borrowers contained in this Agreement (except, in the case of (i) any Borrowing after the Closing Date, the representations and warranties set forth in Section 3.04(c) and (ii) any Refunding Borrowing, the representations and warranties set forth in Sections 3.05 and 3.07 as to any matter which has theretofore been disclosed in writing by the Company to the Agent) or in the applicable Borrowing Subsidiary Agreement shall be true on and as of the date of such Borrowing.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrowers on the date of such Borrowing as to the facts specified in clauses (b), (c) and (d) of this Section.

SECTION 4.03. Initial Credit Event for each Borrowing Subsidiary.  The obligation of each Lender to make initial Loans to any Borrowing Subsidiary is subject to the satisfaction of the following conditions:

(a) The Agent (or its counsel) shall have received such Borrowing Subsidiary’s Borrowing Subsidiary Agreement duly executed by all parties thereto.

(b) The Agent shall have received a favorable written opinion of counsel for such Borrowing Subsidiary reasonably satisfactory to the Agent, substantially in the form of Exhibit E and covering such additional matters relating to such Borrowing Subsidiary, the transactions contemplated hereby or its Borrowing Subsidiary Agreement as the Agent may reasonably request.

(c) The Agent shall have received all documents and certificates the Agent may reasonably request relating to the organization, existence and good standing of such Borrowing Subsidiary, the corporate authority for, and the authorization of the transactions contemplated hereby as they relate to such Borrowing Subsidiary, the financial condition of such Borrowing Subsidiary and any other matters relevant hereto, and any other legal matters relating to such Borrowing Subsidiary, its Borrowing Subsidiary Agreement or such transactions all in form and substance satisfactory to the Agent.

(d) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

ARTICLE V

COVENANTS

The Company agrees that, so long as the Commitments shall remain in effect or the principal of or interest on any Loan, any fees or any other expenses or amounts payable hereunder or under any other Loan Document shall be unpaid:

SECTION 5.01. Information.  The Company will deliver to each of the Lenders:

(a) as soon as available and in any event within 90 days after the end of each fiscal year of the Company or, if earlier, within 5 days after the Company’s applicable deadline for the filing of its Annual Report on Form 10-K with the Securities and Exchange Commission, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, stockholder’s equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (it being understood that the requirement to deliver such information shall be satisfied if the Company’s Annual Report on Form 10-K for such fiscal year containing such information is available on the website of the Securities and Exchange Commission at http://www.sec.gov),  all reported on in a manner acceptable to the Securities and Exchange Commission (without a “going concern” opinion and without any qualification or exception as to the scope of such audit) by PricewaterhouseCoopers LLP or other independent registered public accounting firms of nationally recognized standing;

(b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company or, if earlier, within 5 days after the Company’s applicable deadline for the filing of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter, the related consolidated statements of operations for such quarter and for the portion of the Company’s fiscal year ended at the end of such quarter and the related consolidated statements of cash flows for the portion of the Company’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company’s previous fiscal year (it being understood that the requirement to deliver such information shall be satisfied if the Company’s Quarterly Report on Form 10-Q for such fiscal quarter containing such information is available on the website of the Securities and Exchange Commission at http://www.sec.gov), all presented and certified in accordance with rules and regulations of the Securities and Exchange Commission;

(c) within the applicable periods set forth under clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Company (x) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Section 5.07 on the date of such financial statements, (y) stating that the Company is in compliance with Section 5.08 and setting forth in reasonable detail any appropriate calculations required to establish such compliance, and (z) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(d) simultaneously with the delivery of each certificate referred to in clause (c) above with respect to a completed fiscal year referred to in clause (a) above, a statement of the independent registered public accounting firm which reported on such statements (i) whether anything has come to their attention to cause them to believe that any Default or Event of Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith pursuant to clause (c) above;

(e) within five Business Days after any executive officer of the Company obtains actual knowledge of any Default or Event of Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(f) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed if not filed with the Securities and Exchange Commission electronically;

(g) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan has been terminated, a copy of such notice; (iii) expects a Multiemployer Plan to be in reorganization or insolvent under Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), a certificate of the chief financial officer or the chief accounting officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take,; (iv) determines that any Plan is, or is expected  to be, in “at-risk” status (within the meaning of Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), a certificate of the chief financial officer or the chief accounting officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take; (v) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (vi) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (vii) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (viii) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA while such member is a “substantial employer” (within the meaning of such Section) with respect to such Plan, a copy of such notice; or (ix) fails to make any required payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or makes any amendment to any Plan or Benefit Arrangement, which has resulted or, solely as a result of the passage of time, could result in the imposition of a Lien or the posting of a bond or other security under Sections 302(f) or 307 of ERISA or Sections 412(n) or 401(a)(29) of the Internal Revenue Code, or any successor provisions thereto, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take; provided, however, that certificates from the chief financial officer or the chief accounting officer of the Company shall be required only if such occurrence or action is reasonably likely to have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole;

(h) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

(i) promptly following a request therefor, all documentation and other information that a Lender reasonably requests in order to comply with ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(j) from time to time such additional information regarding the financial position or business of the Company and its Subsidiaries as the Agent, at the request of any Lender, may reasonably request.

SECTION 5.02. Payment of Obligations.  The Company will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

SECTION 5.03. Maintenance of Property; Insurance.  (a)  The Company will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) The Company will, and will cause each of its Subsidiaries to, maintain (either in the name of the Company or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Lenders, upon request from the Agent, information presented in reasonable detail as to the insurance so carried.

SECTION 5.04. Conduct of Business and Maintenance of Existence.  The Company will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Company and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.04 shall prohibit (a) the merger of a Subsidiary into the Company or the merger or consolidation of a Subsidiary with or into another Person  (other than the Company) and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing, (b) the termination of the corporate existence, rights, privileges or franchises, or a change in the business of, any Subsidiary that is not a Borrowing Subsidiary if the Company in good faith determines that such termination or change is in the best interest of the Company and is not materially disadvantageous to the Lenders or (c) the termination of the corporate existence, rights, privileges or franchises, or other dissolution or winding up of any Subsidiary that is not a Borrowing Subsidiary, if all or substantially all of the assets of such Subsidiary are assigned, transferred, sold, or otherwise alienated to any entity which is also a Subsidiary.

SECTION 5.05. Compliance with Laws.  The Company will comply, and cause each Subsidiary to comply, in all respects with all applicable laws, ordinances, rules, regulations, and requirements of Governmental Authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where (a) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (b) such failure does not have a material adverse effect on the business, financial condition, results of operations or prospects of the Company and its Consolidated Subsidiaries, taken as a whole.

SECTION 5.06. Inspection of Property, Books and Records.  The Company will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit representatives of any Lender at such Lender’s expense, and will cause each Subsidiary to permit representatives of the Agent at the Agent’s expense, to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

SECTION 5.07. Interest Coverage and Debt Ratios.

(a) The ratio of Consolidated EBITDA to Consolidated Net Interest Expense will not, for any period of four consecutive fiscal quarters commencing before or after the date hereof and ending after the date hereof, be less than 3.00:1.00.

(b) The Aggregate principal amount of Debt of all Consolidated Subsidiaries (excluding (i) Debt of a Consolidated Subsidiary to the Company or to a Wholly-Owned Consolidated Subsidiary not described in clause (ii) and (ii) Debt of any Subsidiary the sole business of which is to facilitate financing transactions for the Company) will not, at the end of any fiscal quarter of the Company, exceed 20% of Consolidated Net Worth.  For purposes of this paragraph (b), any preferred stock of a Consolidated Subsidiary held by a Person other than the Company or a Wholly-Owned Consolidated Subsidiary shall be included, at the higher of its voluntary or involuntary liquidation value, in the “Debt” of such Consolidated Subsidiary.

SECTION 5.08. Negative Pledge.  Neither the Company nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding the US Dollar Equivalent of US$75,000,000;

(b) any Lien existing on any asset of any corporation or other Person at the time such corporation or other Person becomes a Subsidiary and not created in contemplation of such event;

(c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(d) any Lien on any asset of any corporation or other Person existing at the time such corporation or other Person is merged or consolidated with or into the Company or a Subsidiary and not created in contemplation of such event;

(e) any Lien existing on any asset prior to the acquisition thereof by the Company or a Subsidiary and not created in contemplation of such acquisition;

(f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section; provided that such Debt is not increased and is not secured by any additional assets;

(g) Liens arising in the ordinary course of its business which (i) do not secure Debt, (ii) do not secure any obligation in an amount exceeding the US Dollar Equivalent of US$75,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business; and

(h) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal amount at any time outstanding not to exceed 10% of Consolidated Net Worth.

SECTION 5.09. Consolidations, Mergers and Sales of Assets.  The Company and its Subsidiaries will not (a) consolidate or merge with or into any other Person (other than the Company or any of its Subsidiaries), except as expressly permitted by Section 5.04, or (b) sell, lease or otherwise transfer, directly or indirectly (including through a merger or consolidation, and whether in one transaction or in a series of transactions), all or a substantial part of the assets (other than inventory sold in the ordinary course of business) of the Company and its Subsidiaries, taken as a whole, other than to the Company and its Subsidiaries.  For purposes of this Section, a substantial part of the assets of the Company and its Subsidiaries, taken as a whole, shall mean 20% or more of the consolidated total assets of the Company and its Consolidated Subsidiaries.

SECTION 5.10. Use of Proceeds.  The proceeds of the Loans made under this Agreement will be used only for working capital and general corporate purposes.  None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default.  If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) any Borrower shall fail to pay (i) any principal on any Loan for a period of more than 2 Business Days after the same shall become due or (ii) interest on any Loan or any fees or any other amount payable hereunder or under any other Loan Document for a period of more than 5 Business Days after the same shall become due;

(b) any Borrower shall fail to observe or perform any covenant contained in Section 5.04 (with respect to existence of the Company and each Borrowing Subsidiary), Sections 5.07 to 5.10, inclusive, or Section 5.01(e) (but only so long as the Default or Event of Default referred to in Section 5.01(e) is continuing);

(c) any Borrower shall fail to observe or perform any covenant or agreement contained in any Loan Document (other than those covered by clause (a) or (b) above) for 10 days after written notice thereof has been given to such Borrower, or the Company on its behalf, by the Agent at the request of any Lender;

(d) any representation, warranty, certification or statement made (or deemed made) by the Company in this Agreement or by any other Borrower in the applicable Borrowing Subsidiary Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e) the Company or any Subsidiary shall fail to make any payment in respect of any Material Debt when due or within any applicable grace period;

(f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables the holder of such Debt or obligor with respect to any commitment to provide such Debt or any Person acting on such holder’s or obligor’s behalf to accelerate the maturity thereof or, because such event or condition constitutes a default or event of default or similar event, however defined, under the instrument governing such commitment, to terminate such commitment;

(g) the Company or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against the Company or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating at any given time in excess of US$75,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan under a “distress termination” within the meaning of Section 4041(c) of ERISA shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition described in Section 4042(a) of ERISA or any successor provision thereto shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of US$50,000,000;

(j) a judgment or order for the payment of money in excess of the US Dollar Equivalent of US$75,000,000 shall be rendered against the Company or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

(k) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 30% or more of the outstanding shares of common stock of the Company; or, during any period of twelve consecutive calendar months, individuals who were directors of the Company on the first day of such period shall cease to constitute a majority of the board of directors of the Company;

then, and in every such event, the Agent shall at the request of Lenders having more than 50% in aggregate amount of the Commitments (or if the Commitments have been terminated at the request of Lenders holding more than 50% of the Loans then outstanding), by notice to the Company take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments (if any) and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrowers accrued under all Loan Documents, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the each Borrower, anything contained herein to the contrary notwithstanding; and in any event with respect to any Borrower described in clause (g) or (h) above, the Commitments (if any) shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrowers accrued hereunder or under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the each Borrower, anything contained herein to the contrary notwithstanding.

SECTION 6.02. Notice of Default.  The Agent shall give notice to the Company under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

ARTICLE VII

THE AGENT

SECTION 7.01. Appointment and Authorization.  Each Lender irrevocably appoints and authorizes the Agent to take such action and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

SECTION 7.02. Agent and Affiliates.  JPMCB shall have the same rights and powers under the Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not the Agent, and JPMCB and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or any other Affiliate of the Company as if it were not the Agent hereunder, and without any duty to account therefor to the Lenders.

SECTION 7.03. Action by Agent.  The obligations of the Agent hereunder are only those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion, could expose the Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any Subsidiary or any other Affiliate of the Company that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

SECTION 7.04. Consultation with Experts.  The Agent may consult with legal counsel (who may be counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.05. Liability of Agent.  Neither the Agent nor any of its Related Parties shall be liable for any action taken or not taken by it in connection herewith (a) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (b) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment).  Neither the Agent nor any of its Related Parties shall be deemed to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Agent by the Company or any Lender, and neither the Agent nor any of its Related Parties shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder, or the contents of any certificate, report or other document delivered thereunder or in connection therewith; (ii) the performance or observance of any of the covenants or agreements of any Borrower or any Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Agent; or (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection herewith.  Without limiting the foregoing, the Agent shall have no obligation to take any action under Section 5.06.  The Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof).  The Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof.

SECTION 7.06. Indemnification.  Each Lender shall, ratably in accordance with its Commitment (or, if the Commitments shall have been terminated, ratably in accordance with the aggregate unpaid principal amount of its Loans or, if no Loans shall be outstanding at the time, in accordance with the Commitments as most recently in effect), indemnify the Agent and its Related Parties (to the extent not reimbursed by any Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and nonappealable judgment) that such indemnitees may suffer or incur in connection with any Loan Document or any action taken or omitted by such indemnitees under any Loan Document.

SECTION 7.07. Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Agent, any Arranger, any Syndication Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any Arranger, any Syndication Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.  Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption or an Accession Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Agent or the Lenders on the Effective Date.

SECTION 7.08. Successor Agent.  The Agent may resign at any time by giving notice thereof to the Lenders and the Company.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least US$500,000,000.  Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article and of Section 10.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

SECTION 7.09. Agent’s Fee.  The Company shall pay to the Agent for its own account fees in the amounts and at the times previously agreed upon between the Company and the Agent.

SECTION 7.10. Arrangers and Syndication Agents.  The Arrangers and Syndication Agents shall, in their capacities as such, have no responsibilities, obligations or liabilities under any Loan Document.

SECTION 7.11. Agent Designees.  The Agent is hereby authorized to designate one of its Affiliates (the “Agent Designee”) to perform the functions of the Agent with respect to Borrowings denominated in any Designated Foreign Currency.  The Agent shall designate the Agent Designee by notice to the Company and the Lenders (and may from time to time replace the Agent Designee with any of its Affiliates by notice to the Company and the Lenders).  Upon and after any such designation, (a) copies of all Notices of Borrowing and all other notices required to be delivered hereunder with respect to Designated Foreign Currency Borrowings shall be delivered to both the Agent and the Agent Designee and (b) all references hereunder to the “Agent” and “Agent in London” in the context of Borrowings denominated in any Designated Foreign Currency shall be construed as including references to the Agent Designee.  The Agent hereby designates J.P. Morgan Europe Limited as the initial Agent Designee.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair.  If on or prior to the first day of any Interest Period for any Eurocurrency Borrowing denominated in any currency the Required Lenders advise the Agent that the Adjusted London Interbank Offered Rate or the Adjusted European Interbank Offered Rate, as applicable, as determined by the Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurocurrency Loans in such currency for such Interest Period, the Agent shall forthwith give notice thereof to the Company and the Lenders, whereupon until the Agent notifies the Company that the circumstances giving rise to such suspension no longer exist (which the Agent agrees to do promptly upon becoming aware that such circumstances no longer exist), the obligations of the Lenders to make Eurocurrency Loans in such currency shall be suspended.

SECTION 8.02. Illegality.  If, on or after the date of this Agreement, the adoption or taking effect of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the implementation, interpretation or administration thereof by any Governmental Authority charged with the implementation, interpretation or administration thereof, or compliance by any Lender (or its Eurocurrency Lending Office) with any request, rule, guideline or directive (whether or not having the force of law) of any such Governmental Authority shall make it unlawful or impossible for any Lender (or its Eurocurrency Lending Office) to make, maintain or fund its Eurocurrency Loans in any currency and such Lender shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon until such Lender notifies the Company and the Agent that the circumstances giving rise to such suspension no longer exist (which such Lender agrees to do promptly upon becoming aware that such circumstances no longer exist), the obligation of such Lender to make Eurocurrency Loans in such currency shall be suspended.  Before giving any notice to the Agent pursuant to this Section, such Lender shall designate a different Eurocurrency Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.  If such Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding Eurocurrency Loans to maturity and shall so specify in such notice, the applicable Borrowers shall immediately prepay in full the then outstanding principal amount of each such Eurocurrency Loans, together with accrued interest thereon.  Concurrently with prepaying each such Eurocurrency Loan denominated in US Dollars, each such Borrower shall borrow an ABR Loan in an equal principal amount from such Lender (on which interest and principal shall be payable contemporaneously with the related Eurocurrency Loans of the other Lenders), and such Lender shall make such an ABR Loan.

SECTION 8.03. Increased Cost and Reduced Return.  (a)  If on or after the date hereof the adoption or taking effect of any applicable law, rule or regulation, or any change in any applicable law, rule, regulation or treaty, or any change in the implementation, interpretation, application or administration thereof by any Governmental Authority charged with the implementation, interpretation, application or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request, rule, guideline or directive (whether or not having the force of law) of any such Governmental Authority shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors, but excluding with respect to any Eurocurrency Loan any such requirement included in an applicable Statutory Reserve Rate), special deposit, compulsory loan, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or the London interbank market or the European interbank market any other condition affecting its Eurocurrency Loans, or shall subject the Agent or any Lender to any taxes, duties, levies, imports, deductions, charges or withholdings (excluding, for the avoidance of doubt, (i) any of the foregoing excluded from the definition of the term “Taxes” under Section 8.04(a) and (ii) any of the foregoing with respect to payments by any Borrower under any Loan Document and the Other Taxes, which are the subject of Section 8.04) on its loans, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make such Loan), or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under any Loan Document with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender accompanied by a certificate of such Lender explaining in reasonable detail the method by which such amount shall have been determined (with a copy to the Agent), the relevant Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender shall have determined that, after the date hereof, the adoption or taking effect of any applicable law, rule, regulation or treaty regarding capital adequacy or liquidity, or any change in any such law, rule or regulation, or any change in the implementation, interpretation, application or administration thereof by any Governmental Authority charged with the implementation, interpretation, application or administration thereof, or any request, rule, guideline or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its, or its Parent’s, policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender accompanied by a certificate of such Lender explaining in reasonable detail the method by which such amount shall have been determined (with a copy to the Agent), the relevant Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.

(c) Each Lender will promptly notify the Company and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.  A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  Any such certificate shall contain a statement as to the calculation of such amount; provided that such Lender shall not be required to disclose any information it considers, in its sole discretion, to be confidential.

(d) For purposes of this Section 8.03, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all regulatory requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all regulatory requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in applicable law, regardless of the date enacted, adopted, promulgated or issued.

SECTION 8.04. Taxes.  (a)  Any and all payments by any Borrower to or for the account of any Lender or the Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, (i) U.S. Federal withholding taxes imposed under FATCA, (ii) taxes imposed on its income, and franchise or similar taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Agent (as the case may be) is organized or in which its principal office is located or is otherwise treated as resident of or as doing business in such jurisdiction and, in the case of each Lender, taxes imposed on its income, and franchise or similar taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, and (iii) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Agent or any Lender is located (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If any Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or the Agent, (A) the sum payable shall be increased as necessary so that after making all such required deductions (including such deductions or withholdings applicable to additional sums payable under this Section 8.04) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (B) such Borrower shall make such deductions or withholdings, (C) such Borrower shall pay the full amount of Taxes so deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (D) such Borrower shall furnish to the Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt (or such other satisfactory evidence as may be available to the Company) evidencing payment thereof.

(b) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes, and any other excise or property taxes, or charges or similar levies, which arise from any payment made under any Loan Document or from the execution or delivery of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) Each Borrower agrees to indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes demand therefor.

(d) (i)  If any Lender or the Agent is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document, such Lender or the Agent (as the case may be) shall deliver to the Company and the Agent, at the time or times prescribed by applicable law or reasonably requested by the Company or the Agent, such properly completed and executed documentation prescribed by applicable law and reasonably requested by the Company or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that, notwithstanding the foregoing, in the case of any Borrower that is not resident for tax purposes in the United States, the applicable Lender or the Agent (as the case may be) will not be required to deliver any such documentation unless it has received written notice from the Company advising it in reasonable detail of the general availability of an exemption or reduction of withholding tax under the laws of the jurisdiction in which such Borrower is located and containing all applicable documentation (together, if requested by such Lender or the Agent (as the case may be), with a certified English translation thereof) required to be completed by such Lender or the Agent (as the case may be) in order to receive any such exemption or reduction, and such Lender or the Agent (as the case may be) is reasonably satisfied that it is legally able to provide such documentation.  In addition, any Lender or the Agent (as the case may be), if reasonably requested by the Company or the Agent, shall deliver such other documentation prescribed by applicable law and reasonably requested by the Company or the Agent as will enable the Company or the Agent to determine whether or not such Lender or the Agent (as the case may be) is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 8.04(d)(ii)(A) through (ii)(D) below) shall not be required if in the Lender’s or the Agent’s (as the case may be) reasonable judgment such completion, execution or submission would subject such Lender or the Agent (as the case may be) to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or the Agent (as the case may be).

(ii) Without limiting the generality of the foregoing, if any Borrower is resident for tax purposes in the United States, any Lender organized under the laws of a jurisdiction outside the United States shall, to the extent it is legally entitled to do so, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Agent, deliver to the Borrower and the Agent whichever of the following is applicable:

(A)  a properly executed Internal Revenue Service Form W-8BEN or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of U.S. Federal withholding tax on payments under any Loan Document (and specifying such reduced rate of withholding),

(B) duly completed originals of Internal Revenue Service Form W-8ECI,

(C) duly completed originals of Internal Revenue Service Form W-8IMY with any accompanying statements and certificates, or

(D) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (A) a certificate to the effect that such Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (2) a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code and (B) duly completed copies of IRS Form W-8BEN.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the applicable Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount of tax to deduct and withhold from such payment.   Solely for purposes of this paragraph (iii), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv) If, at the time a Lender first becomes a party to this Agreement (or in the case of a Lender, designates a new Applicable Lending Office), a United States Federal withholding tax rate in excess of zero is applicable to any payment to such Lenders under any Loan Document, withholding tax at such rate with respect to such payments shall be considered excluded from “Taxes” as defined in Section 8.04(a); provided that if any amount would otherwise be so excluded with respect to any Participant, any Lender that became a party to this Agreement pursuant to Section 8.06 or 10.06 or any Lender that designated a new Applicable Lending Office pursuant to Section 8.04(f), the amount so excluded shall be reduced to the amount (if any) that had been excluded with respect to the applicable granting Lender, assigning Lender or designating Lender immediately before the applicable grant, assignment or designation.

(e) For any period with respect to which a Lender or the Agent (as the case may be) has failed to provide the Borrower or the Agent with appropriate documentation pursuant to Section 8.04(d)(i) through (iii) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender or the Agent (as the case may be) shall not be entitled to indemnification under Section 8.04(a) or 8.04(c) with respect to Taxes imposed by the applicable jurisdiction; provided, however, that should a Lender or the Agent (as the case may be), which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes solely because of its failure to deliver a form required hereunder, the Borrowers shall take such steps as such Lender or the Agent (as the case may be) shall reasonably request to assist such Lender or the Agent (as the case may be) to recover such Taxes.

(f) If a Lender has knowledge that any Borrower would otherwise become required to pay additional amounts to or for the account of any Lender pursuant to this Section 8.04, then such Lender will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

(g) If the Agent or any Lender has knowledge of the imposition of any Taxes for which any Borrower is required to indemnify such Agent or such Lender (as the case may be) under this Section 8.04, such Agent or such Lender shall notify such Borrower within 30 Business Days of obtaining such knowledge of such imposition.

(h) If the Agent or any Lender shall receive any net tax benefit by reason of payments of additional amounts by any Borrower pursuant to this Section 8.04 which, in the sole judgment of such Agent or Lender, it would not otherwise have been able to obtain, such Agent or Lender shall pay to such Borrower the amount of such net benefit, as determined by such Agent or Lender in its sole discretion.  Nothing herein shall be construed to require the Agent or any Lender to disclose any information regarding its Taxes that it deems confidential.

(i) Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the applicable Borrower has not already indemnified the Agent for such Taxes and without limiting the obligation of such Borrower to do so), (ii) any taxes, duties, levies, imports, deductions, charges or withholdings attributable to such Lender’s failure to comply with the provisions of Section 10.06(b) relating to the maintenance of a Participant Register and (iii) any taxes excluded from the definition of the term “Taxes” under Section 8.04(a) attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph.

SECTION 8.05. ABR Loans Substituted for Affected Eurocurrency Loans.  If (i) the obligation of any Lender to make Eurocurrency Loans denominated in US Dollars has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 or 8.04 with respect to its Eurocurrency Loans denominated in US Dollars and the relevant Borrower shall, by at least five Business Days’ prior notice to such Lender through the Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies such Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist (which such Lender agrees to do promptly upon becoming aware that such circumstances no longer exist):

(a) all Loans denominated in US Dollars which would otherwise be made by such Lender as Eurocurrency Loans shall be made instead as ABR Loans (on which interest and principal shall be payable contemporaneously with the related Eurocurrency Loans of the other Lenders), and

(b) after each of its Eurocurrency Loans denominated in US Dollars has been repaid, all payments of principal which would otherwise be applied to repay such Eurocurrency Loans shall be applied to repay its ABR Loans instead.

SECTION 8.06. Substitution of Lender.  If (i) the obligation of any Lender to make Eurocurrency Loans has been suspended pursuant to Section 8.02, (ii) any Lender has demanded compensation under Section 8.03 or 8.04, or (iii) any Lender becomes a Defaulting Lender, the Company shall have the right to cause such Lender to transfer its Commitment and outstanding Loans to a financial institution or financial institutions (which may be one or more of the Lenders) which is reasonably acceptable to the Company and the Agent; provided that such Lender shall receive as consideration for such transfer an amount equal to the principal of and interest accrued on the transferred Loans, if any, and all fees and other amounts accrued for its account or otherwise owed to it hereunder as of the date of transfer.

ARTICLE IX

GUARANTEE

In order to induce the Lenders to extend credit to the Borrowing Subsidiaries hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the Obligations of the Borrowing Subsidiaries.  The Company further agrees that the due and punctual payment of the Obligations of the Borrowing Subsidiaries may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Obligation.

The Company waives presentment to, demand of payment from and protest to any Borrowing Subsidiary of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment.  The obligations of the Company under this Article IX shall not be affected by (a) the failure of any Lender to assert any claim or demand or to enforce any right or remedy against any Borrowing Subsidiary under the provisions of this Agreement, any Borrowing Subsidiary Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations of any Borrowing Subsidiary; (c) any rescission, waiver, amendment or modification of, or release of any Borrowing Subsidiary from, any of the terms or provisions applicable to any Borrowing Subsidiary of this Agreement, any Borrowing Subsidiary Agreement or any other Loan Document; (d) the failure or delay of any Lender to exercise any right or remedy against any other guarantor of the Obligations of any Borrowing Subsidiary; (e) the failure of any Lender to assert any claim or demand or to enforce any remedy under any Loan Document or any other agreement or instrument; (f) any default, failure or delay, willful or otherwise, in the performance of the Obligations of any Borrowing Subsidiary; or (g) any other act (other than payment or performance of the Obligations of any Borrowing Subsidiary), omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of the Company as Guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its guarantee hereunder constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding of any Borrowing Subsidiary shall have stayed the accrual or collection of any of the Obligations of such Borrowing Subsidiary or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any Lender in favor of any Borrower or Subsidiary or any other Person.

The obligations of the Company under this Article IX shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations of any Borrowing Subsidiary, any impossibility in the performance of the Obligations of any Borrowing Subsidiary, any law or regulation of any jurisdiction or any other event affecting any term of the Obligations of any Borrowing Subsidiary or otherwise.

The Company further agrees that its obligations under this Article IX shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation of any Borrowing Subsidiary is rescinded or must otherwise be restored by any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any Obligation of such Borrowing Subsidiary when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Agent, forthwith pay, or cause to be paid, to the Agent for distribution to the Lenders in cash an amount equal to the unpaid principal amount of such Obligation.  The Company further agrees that if payment in respect of any such Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any legal prohibition, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Lender, not consistent with the protection of its rights or interests, then, at the election of such Lender, the Company shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify such Lender against any losses or expenses (including losses or expenses resulting from fluctuations in exchange rates) that it shall sustain as a result of such alternative payment.

Upon payment in full by the Company of any Obligation of any Borrowing Subsidiary, each Lender shall, in a reasonable manner, assign to the Company the amount of such Obligation owed to such Lender and so paid, such assignment to be pro tanto to the extent to which the Obligation in question was discharged by the Company, or, if requested by the Company, make such disposition thereof as the Company shall direct (all without recourse to any Lender and without any representation or warranty by any Lender).  Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrowing Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrowing Subsidiary to the Lenders.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) in the case of any Borrower, to its (or, in the case of a Borrowing Subsidiary, to it in care of the Company) at 3005 Highland Parkway, Suite 200, Downers Grove, Illinois 60515, Attention of Treasurer  (Fax No. 630-743-2670);

(ii) if to the Agent, to JPMorgan Chase Bank, N.A., 1111 Fannin, Floor 10, Houston, TX 77002, Attention of Shannon Handcox (Fax No.: (713) 750-2878), with copies to JPMorgan Chase Bank, N.A., 383 Madison Avenue, Floor 24, New York, New York 10179, Attention of Richard Duker (Fax No.: (212) 270-5100), and with respect to any Designated Foreign Currency Borrowing, to J. P. Morgan Europe Limited, 125 London Wall, Floor 9, London, EC2Y5AJ, United Kingdom, Attention of Agency Department (Fax No.: 44 207 7772360) or to any other Agent Designee as directed by the Agent; and

(iii) in the case of any Lender, at its address or facsimile number set forth in its Administrative Questionnaire.

Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication.  Any notices or other communications to the Agent, the Company or any Borrowing Subsidiary may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

Unless the Agent otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice of communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

SECTION 10.02. No Waivers.  No failure or delay by the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 10.03. Expenses; Indemnification.  (a)  The Company shall pay (i) all reasonable out-of-pocket expenses of the Agent and the Arrangers, including reasonable fees and disbursements of counsel for the Agent and the Arrangers, in connection with the syndication of the credit facility provided for herein, the preparation and administration of the Loan Documents, any waiver or consent under any Loan Document or any amendment hereof or thereof or any Default or alleged Default under any Loan Document and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Agent and each Lender, including fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) The Company agrees to indemnify the Agent, each Arranger, each Lender and the respective Related Parties of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee or any other party to this Agreement shall be designated a party thereto) brought or threatened relating to or arising out of any Loan Document or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for any such losses, liabilities, claims, damages or expenses to the extent incurred (i) as the result of any such Indemnitee’s (or its Related Parties) gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (ii) by a Lender or its Related Parties in connection with a proceeding with any other Lender or any Assignee or Participant that (x) arises in connection with an assignment, participation or other transfer pursuant to Section 10.06, (y) does not relate to any action taken or failed to be taken by any Borrower and (z) does not relate to any right or obligation of any Borrower.

(c) To the extent permitted by applicable law, neither the Company nor any Borrowing Subsidiary shall assert, or permit any of its Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent such damages arise from such Indemnitees’ gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and nonappealable judgment (it being understood and agreed that the foregoing does not constitute a waiver of any claim or other right with respect to any breach by any Indemnitee of its obligations under Section 10.14).  No party hereto, or any of its Related Parties, shall have any liability, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any Loan or the use of the proceeds thereof, and no party hereto shall assert, or permit any of its Affiliates or Related Parties to assert, and each hereby waives, any such liability (it being understood and agreed that nothing in this sentence shall relieve the Company or the Borrowing Subsidiaries of their obligations under the preceding paragraphs of this Section 10.03).

SECTION 10.04. Sharing of Set-Offs.  Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Loan held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to any Loan held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of any Borrower other than its indebtedness under the Loans.  Each Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Borrower in the amount of such participation.

SECTION 10.05. Amendments and Waivers.  Any provision of this Agreement or any Borrowing Subsidiary Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Lenders (and, if the rights or duties of the Agent are affected thereby, by the Agent) (and, in the case of a Borrowing Subsidiary Agreement, the applicable Borrowing Subsidiary); provided that no such amendment or waiver shall (a) increase the Commitment of any Lender, or subject any Lender to any additional obligation, without the prior written consent of such Lender, (b) reduce the principal of, or rate of interest on, any Loan of any Lender, or any fees payable hereunder to any Lender, or reduce the amount thereof or waive or excuse the payment thereof, without the prior written consent of such Lender, (c) postpone the date fixed for any payment of principal of, or interest on, any Loan of any Lender or any fees payable hereunder to any Lender, or for any reduction or termination of any Commitment of any Lender, without the prior written consent of such Lender, (d) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender, (e) change the definition of the term “Designated Foreign Currencies” without the prior written consent of each Lender, (f) release the guarantee of the Company provided in Article IX, or limit the liability of the Company in respect thereof, without the prior written consent of each Lender and (g) change Section 2.12(d) or 10.04 in a manner that would alter the pro rata sharing of payments required thereby without the prior written consent of each Lender.  Notwithstanding the foregoing, (i) no consent with respect to any amendment, waiver or other modification of this Agreement or any Borrowing Subsidiary Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (a), (b) or (c) of the proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification and (ii) any amendment of the definition of the term “Applicable Rate” pursuant to the last sentence of such definition shall require only the written consent of the Company and the Required Lenders.

SECTION 10.06. Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (i) no Borrower may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lenders (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in this Section), the Arrangers, the Syndication Agents and, to the extent expressly contemplated hereby, the Agent Designees and the Related Parties of any of the Agent, the Arrangers, the Syndication Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time grant to one or more Eligible Assignees (each a “Participant”) participating interests in its Commitment or any or all of its Loans.  In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Company and the Agent, such Lender shall remain solely responsible for the performance of its obligations hereunder, which obligations shall remain unchanged, and the relevant Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clauses (a), (b) or (c) of the proviso to Section 10.05 without the consent of the Participant.  Each Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest (subject to the requirements and limitations therein, including the requirements under Section 8.04(d) (it being understood that the documentation required under Section 8.04(d) shall be delivered to the granting Lender)).  An assignment or other transfer which is not permitted by paragraph (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this paragraph (b).  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans, Commitments or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loans, Commitments or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as the Agent) shall have no responsibility for maintaining a Participant Register.

(c) (i)  Subject to the conditions set forth in paragraph (c)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of (A) the Company; provided that no consent of the Company shall be required for assignments to an Affiliate of such Lender, any other Lender (other than a Defaulting Lender) or, if an Event of Default has occurred and is continuing, any Eligible Assignee and (B) the Agent; provided that no consent of the Agent shall be required for assignments to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless each of the Company and the Agent otherwise consents; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender;

(D) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws; and

(E) if the Assignee is not incorporated under the laws of the United States of America or a State thereof, it shall deliver to the Company and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04.

(iii) Subject to the satisfaction of all requirements of this Section, including the acceptance and recording thereof pursuant to paragraph (c)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.16, 2.17, 8.03 and 8.04 (in each case, with respect to facts and circumstances occurring on or prior to the effective date of such assignment) and of Section 10.03).

(iv) Upon receipt by the Agent of an Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Agent (such determination to be made in the sole discretion of the Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto.  Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Agent that all written consents required by this Section with respect thereto (other than the consent of the Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Agent that such assignee is an Eligible Assignee and that it shall have complied with the requirements of clause (E) of paragraph (c)(ii) of this Section.

(d) Any Lender may at any time pledge or assign all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment shall release the transferor Lender from its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) No Eligible Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Company’s prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Lender to designate a different Applicable Lending Office under certain circumstances.

SECTION 10.07. Collateral.  Each of the Lenders represents to the Agent and each of the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 10.08. Governing Law; Submission to Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b) Each of the Borrowers, the Lenders and the Agent hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the United States District Court for the Southern District of New York and of the Supreme Court of the State of New York sitting in New York County, or any appellate court from any thereof, for purposes of all legal proceedings arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the Borrowers, the Lenders and the Agent hereby irrevocably and unconditionally agree that all claims in respect of any such proceeding arising out of or relating to this Agreement or the other Loan Documents brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State court or, to the extent permitted by law, in such Federal court; provided that any claim brought by any Lender or the Agent, or any Affiliate of any of the foregoing, in respect of any such claim relating to a Borrowing Subsidiary that is incorporated in, or conducts business in, a jurisdiction outside the United States may be brought, and may be heard and determined, in a court in the jurisdiction in which such Borrowing Subsidiary is incorporated or conducts business.  Each of the Borrowers, the Lenders and the Agent agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the Borrowers, the Lenders and the Agent hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in a court referred to in paragraph (b) above and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(d) Each of the Borrowers, the Lenders and the Agent hereby irrevocably consents to service of process in the manner provided for notices in Section 10.01(a).  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) Each Borrowing Subsidiary hereby irrevocably designates, appoints and empowers the Company as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding arising out of or relating to this Agreement or any other Loan Document.  Such service may be made by mailing or delivering a copy of such process to any Borrowing Subsidiary in care of the Company at the Company’s address used for purposes of giving notices under Section 10.01, and each Borrowing Subsidiary hereby irrevocably authorizes and directs the Company to accept such service on its behalf.

(f) In the event any Borrowing Subsidiary or any of its assets has or hereafter acquires, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Loan Document, any immunity from jurisdiction, legal proceedings, attachment (whether before or after judgment), execution, judgment or setoff, such Borrowing Subsidiary hereby irrevocably agrees not to claim and hereby irrevocably and unconditionally waives such immunity.

SECTION 10.09. Counterparts; Integration; Effectiveness.  This Agreement may be signed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.  This Agreement and the other Loan Documents constitute the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under the commitment letter entered into in connection with the credit facility established hereby and any commitment advices submitted by them (but do not supersede any other provisions of such commitment letter or any fee letter referred to therein that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect).  This Agreement shall become effective on the date on which the Agent has received counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, written confirmation from such party in form satisfactory to the Agent of the execution of a counterpart hereof by such party); provided that the effectiveness of this Agreement is subject to the satisfaction of the conditions set forth in Section 4.01.

SECTION 10.10. WAIVER OF JURY TRIAL.  EACH OF THE BORROWERS, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH OF THE BORROWERS, THE AGENT AND THE LENDERS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Conversion of Currencies.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Borrowing Subsidiary) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency which may be so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Borrowers contained in this Section 10.11 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 10.12. Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.13. USA Patriot Act.  Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the requirements of the USA Patriot Act.

SECTION 10.14. Confidentiality.  Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that as promptly as practicable after receipt thereof the Agent or such Lender shall notify the Company of the receipt of such subpoena or other legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrowers or (iii) is independently developed by the Agent or any Lender without reference to the Information.  For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.15. No Fiduciary Relationship.  The Borrowers agree that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrowers, their Subsidiaries and their Affiliates, on the one hand, and the Agent, the Syndication Agents, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, the Syndication Agents, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 10.16. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.17. Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.18. Non-Public Information.  (a)  Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by any Borrower or the Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI.  Each Lender represents to the Borrowers and the Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

(b) The Borrowers and each Lender acknowledge that, if information furnished by the Borrowers pursuant to or in connection with this Agreement is being distributed by the Agent through IntraLinks/IntraAgency, SyndTrak or another website or other information platform (the “Platform”), (i) the Agent may post any information that any Borrower has indicated as containing MNPI solely on that portion of the Platform as is designated for Private Side Lender Representatives and (ii) if the Borrowers have not indicated whether any information furnished by any of them pursuant to or in connection with this Agreement contains MNPI, the Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives.  Each of the Borrowers agrees to specify whether any information furnished by such Borrower to the Agent pursuant to, or in connection with, this Agreement contains MNPI, and the Agent shall be entitled to rely on any such specification by the Borrowers without liability or responsibility for the independent verification thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DOVER CORPORATION,
by /s/ Brad M. Cerepak
Name: Brad M. Cerepak
Title: Senior Vice President & Chief Financial Officer

JPMORGAN CHASE BANK, N.A., in its individual capacity and as Agent, by /s/ Richard W. Duker
Name: Richard W. Duker
Title: Managing Director

SIGNATURE PAGE TO
THE CREDIT AGREEMENT
OF DOVER CORPORATION

Name of Institution:    BANK OF AMERICA, N.A.

By /s/  Darren Bielawski
Name:  Darren Bielawski
Title:  Assistant Vice President

SIGNATURE PAGE TO
THE CREDIT AGREEMENT
OF DOVER CORPORATION

Name of Institution:    Wells Fargo Bank, N.A.

By /s/  Eric Frandson
Name:  Eric Frandson
Title:  Director

SIGNATURE PAGE TO
THE CREDIT AGREEMENT
OF DOVER CORPORATION

Name of Institution:    DEUTSCHE BANK AG NEWYORK BRANCH

By /s/  Edward D. Herko
Name:  Edward D. Herko
Title:  Director

By /s/  Ming K. Chu
Name:  Ming K. Chu
Title:  Vice President

SIGNATURE PAGE TO
THE CREDIT AGREEMENT
OF DOVER CORPORATION

Name of Institution:    GOLDMAN SACHS BANK USA

By /s/  Mark Walton
Name:  Mark Walton
Title:  Authorized Signatory

SIGNATURE PAGE TO
THE CREDIT AGREEMENT
OF DOVER CORPORATION

THE ROYAL BANK OF SCOTLAND PLC

By /s/  L. Peter Yetman
Name:  L. Peter Yetman
Title:  Director

SIGNATURE PAGE TO
THE CREDIT AGREEMENT
OF DOVER CORPORATION

Name of Institution:    Citibank, N.A.

By /s/  Janice D’Arco
Name:  Janice D’Arco
Title:  Vice President

SIGNATURE PAGE TO
THE CREDIT AGREEMENT
OF DOVER CORPORATION

Name of Institution:    MORGAN STANLEY BANK, N.A.

By /s/  Michael King
Name:  Michael King
Title:  Authorized Signatory

SIGNATURE PAGE TO
THE CREDIT AGREEMENT
OF DOVER CORPORATION

Name of Institution:    U.S. Bank National Association

By /s/  Kenneth R. Fieler
Name:  Kenneth R. Fieler
Title:  Vice President

SIGNATURE PAGE TO
THE CREDIT AGREEMENT
OF DOVER CORPORATION

Name of Institution:    HSBC BANK USA, N.A.

By /s/  Randolph Cates
Name:  Randolph Cates
Title:  Senior Relationship Manager

SIGNATURE PAGE TO
THE CREDIT AGREEMENT
OF DOVER CORPORATION

Name of Institution:    ING Bank N.V., Dublin Branch

By /s/  Maurice Kenny
Name:  Maurice Kenny
Title:  Director

For any Lender requiring a second signature block:

By /s/  Aidan Neill
Name:  Aidan Neill
Title:  Director

SIGNATURE PAGE TO
THE CREDIT AGREEMENT
OF DOVER CORPORATION

Name of Institution:    Skandinaviska Enskilda Banken AB(publ)

By /s/  Michael I. Dicks
Name:  Michael I. Dicks
Title:

For any Lender requiring a second signature block:

By /s/  Marialaura Aymerich
Name:  Marialaura Aymerich
Title:  Loan Distribution

SIGNATURE PAGE TO
THE CREDIT AGREEMENT
OF DOVER CORPORATION

Name of Institution:    THE BANK OF NOVA SCOTIA

By /s/  David Mahmood
Name:  David Mahmood
Title:  Managing Director

For any Lender requiring a second signature block:

By
Name:
Title:

SIGNATURE PAGE TO
THE CREDIT AGREEMENT
OF DOVER CORPORATION

Name of Institution:    The Northern Trust Company

By /s/  Daniel J. Boote
Name:  Daniel J. Boote
Title:  Senior Vice President

SCHEDULE 2.01

COMMITMENTS

Lender	Commitment
JPMorgan Chase Bank, N.A.	$102,000,000.00
Bank of America, N.A.	$102,000,000.00
Wells Fargo Bank, N.A.	$102,000,000.00
Deutsche Bank AG New York Branch	$83,000,000.00
Goldman Sachs Bank USA	$83,000,000.00
The Royal Bank of Scotland plc	$83,000,000.00
Citibank, N.A.	$65,000,000.00
Morgan Stanley Bank, N.A.	$65,000,000.00
U.S. Bank National Association	$65,000,000.00
HSBC Bank USA, N.A.	$50,000,000.00
ING Bank N.V., Dublin Branch	$50,000,000.00
Skandinaviska Enskilda Banken AB (publ)	$50,000,000.00
The Bank of Nova Scotia	$50,000,000.00
The Northern Trust Company	$50,000,000.00
Total Commitments	$1,000,000,000.00

EXHIBIT A
[FORM OF ASSIGNMENT AND ASSUMPTION]
ASSIGNMENT AND ASSUMPTION

    Reference is made to the Five-Year Credit Agreement dated as of November 10, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dover Corporation, a Delaware corporation (the “Company”), the Borrowing Subsidiaries from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Agent.  Terms defined in the Credit Agreement are used herein with the same meanings.

1.  The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, subject to and in accordance with the terms set forth herein and the Credit Agreement, effective as of the Effective Date inserted by the Agent as contemplated below, the interests set forth below in (a) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the credit facility provided for under the Credit Agreement (including any Guarantees included in such credit facility) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

2.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than the representations and warranties made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document, (iii) the financial condition of the Company, any of its Subsidiaries or other Affiliates or any other Person obligated in respect of the Credit Agreement or any other Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or other Affiliates or any other Person of any of their respective obligations under the Credit Agreement or any other Loan Document.

3.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Article V thereof (or, prior to the first such delivery, the financial statements referred to in Section 3.04 thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent, the Assignor or any other Lender, and (v) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including Section 8.04(d) thereof), including, if the Assignee is not already a Lender, a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI about the Company, its Subsidiaries and their securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws, duly completed and executed by the Assignee, (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender and (c) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

4.  From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

5.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic image scan transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption.

6.  THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Legal Name of Assignor: ___________________________________________________

Legal Name of Assignee: ___________________________________________________

[and is a Lender or an Affiliate/Approved Fund of [Identify Lender]]1

Assigned Interest:

Aggregate Amount of Commitments/Loans of all Lenders	Principal Amount of the Commitment/Loans Assigned2	Commitment/Loans Assigned as a Percentage of Aggregate Commitments/Loans of all Lenders3
$		$	%

Effective Date:                                 , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

1     Select as applicable.

2 Must comply with the minimum assignment amounts set forth in Section 10.06(c)(ii)(A) of the Credit Agreement, to the extent such minimum assignment amounts are applicable.

3 Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders.

The terms set forth above are
hereby agreed to:

[Name of Assignor], as Assignor, by:_________________________ Name: Title:	[Consented to and]4 Accepted: JPMORGAN CHASE BANK, N.A., as Agent, by:_________________________ Name: Title:
[Name of Assignee], as Assignee, by:_________________________ Name: Title:	[Consented to: DOVER CORPORATION, by:_________________________ Name: Title:]5

4     To be included only if the consent of the Agent is required by Section 10.06(c) of the Credit Agreement.

5     To be included only if the consent of the Company is required by Section 10.06(c) of the Credit Agreement.

EXHIBIT B-1
[FORM OF BORROWING SUBSIDIARY AGREEMENT]

        BORROWING SUBSIDIARY AGREEMENT dated as of [          ], 20[  ] (this “Agreement”), among Dover Corporation, a Delaware corporation (the “Company”), [Name of Borrowing Subsidiary], a [jurisdiction] [form of organization] (the “New Borrowing Subsidiary”), and JPMorgan Chase Bank, N.A., as Agent.

Reference is made to the Five-Year Credit Agreement dated as of November 10, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Agent.  Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to the Borrowing Subsidiaries, and the Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Borrowing Subsidiary.  Subject to Section 2.15 of the Credit Agreement, upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and a “Borrowing Subsidiary” and a “Borrower” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.  The Company agrees that the Guarantee of the Company contained in the Credit Agreement will apply to the Obligations of the New Borrowing Subsidiary.

Each of the Company and the New Borrowing Subsidiary represents and warrants that the representations and warranties of the Company in the Credit Agreement relating to the New Borrowing Subsidiary and this Agreement are true and correct on and as of the date hereof.

[The New Borrowing Subsidiary represents and warrants that (a) the New Borrowing Subsidiary is subject, under the laws of the jurisdiction in which it is organized and existing, to civil and commercial laws with respect to its obligations under this Agreement, the Credit Agreement and the other Loan Documents to which it is a party, and the execution, delivery and performance by the New Borrowing Subsidiary of this Agreement, the Credit Agreement and such other Loan Documents constitute and will constitute private and commercial acts and not public or governmental acts, and (b) neither the New Borrowing Subsidiary nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution of judgment or otherwise) under the laws of the jurisdiction in which it is organized and existing in respect of its obligations under this Agreement, the Credit Agreement and such other Loan Documents.]6

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6 Insert if the New Borrowing Subsidiary is a Subsidiary organized under the laws of a jurisdiction other than the United States of America (including each State thereof and the District of Columbia).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

DOVER CORPORATION,
by

Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY],
by

Name:
Title:

JPMORGAN CHASE BANK, N.A., as Agent,
by

Name:
Title:

EXHIBIT B-2
[FORM OF BORROWING SUBSIDIARY TERMINATION]

BORROWING SUBSIDIARY TERMINATION

JPMorgan Chase Bank, N.A.,
as Administrative Agent
under the Credit Agreement referred to below
c/o JPMorgan Chase Bank, N.A.,
as Administrative Agent
1111 Fannin, Floor 10
Houston, Texas 77002

Fax No. (713) 750-2878

 [Date]

Ladies and Gentlemen:

The undersigned, Dover Corporation, a Delaware corporation (the “Company”), refers to the Five-Year Credit Agreement dated as of November 10, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Agent.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Company hereby terminates the status of [                        ] (the “Terminated Borrowing Subsidiary”) as a Borrowing Subsidiary under the Credit Agreement.  [The Company represents and warrants that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.]  [The Company acknowledges that the Terminated Borrowing Subsidiary shall continue to be a Borrowing Subsidiary until such time as all Loans made to the Terminated Borrowing Subsidiary shall have been repaid and all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement shall have been paid in full, provided that the Terminated Borrowing Subsidiary shall not have the right to make further Borrowings under the Credit Agreement.]

THIS INSTRUMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Very truly yours,

DOVER CORPORATION,
by

Name:
Title:

EXHIBIT C

MANDATORY COSTS RATE

Reference is made to the Five-Year Credit Agreement dated as of November 10, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dover Corporation, a Delaware corporation (the “Company”), the Borrowing Subsidiaries from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  Capitalized terms used but not defined herein shall have the meanings specified in the Credit Agreement.

1.           The Mandatory Costs Rate is an addition to the interest rate to compensate Lenders for the cost of compliance with the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions).

2.           The Mandatory Costs Rate for any Lender will be calculated by such Lender as follows:

(a)           in relation to a Loan denominated in Sterling:

[Missing Graphic Reference] % per annum

(b)           in relation to a Loan denominated in any currency other than Sterling:

[Missing Graphic Reference] % per annum.

Where:

A           is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which such Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B           is the percentage rate of interest (excluding the Applicable Rate and any additional rate of interest specified in the final sentence of Section 2.06(b) of the Credit Agreement) payable for the relevant Interest Period on the Loan.

C           is the percentage (if any) of Eligible Liabilities which such Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D           is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E           is designed to compensate the Lenders for amounts payable under the Fees Rules and is calculated by the applicable Lender as being the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

3.           For the purposes of this Exhibit:

(a)           “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)           “Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)           “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)           “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

4.           In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e., 5% will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

5.             The Agent shall have no responsibility or liability for determination of the Mandatory Costs in accordance with the foregoing.  The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties to the Credit Agreement any amendments that are required to be made to this Exhibit in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England or the Financial Services Authority (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to the Credit Agreement.

EXHIBIT D
[Form of Opinion of Counsel for the Company]

Joseph W. Schmidt
Senior Vice President
General Counsel and Secretary
November 10, 2011
To each of the Lenders and
the Agent party to the
Credit Agreement referred to below

c/o JPMorgan Chase Bank, N.A.,
as Administrative Agent
383 Madison Avenue, Floor 24
New York, New York 10179

Re:
Five-Year Credit Agreement dated as of November 10, 2011, among Dover Corporation, the Borrowing Subsidiaries party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

I am General Counsel of Dover Corporation, a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the Five-Year Credit Agreement dated as of November 10, 2011 (the “Credit Agreement”), among the Company, the Borrowing Subsidiaries from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  This opinion is being rendered to you pursuant to Section 4.01(a)(i) of the Credit Agreement.  Capitalized terms used but not defined herein have the meanings attributed to them in the Credit Agreement.

The Company conducts substantially all of its business through its reporting business segments (the “Segments”).  I am not the General Counsel of any of the Segments, but the Segments report to me quarterly on material litigation and/or contingencies and review other legal matters with me from time to time.

I have examined the Credit Agreement and the originals or copies certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed relevant and necessary as the basis for the opinions set forth below.

In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

As to various questions of fact material to the opinions rendered herein, I have relied upon the statements and representations in the documents which I have examined.  I have assumed the due execution and delivery, pursuant to due authorization, of the documents that I have examined by each party thereto other than the Company, that each such party has the full power, authority and legal right to enter into and perform its obligations under each such document to which it is a party, that each such document constitutes the valid and legally binding obligation of each such other party, enforceable against such party in accordance with its terms, and that each such party has satisfied those legal requirements that are applicable to it to the extent necessary to make such documents enforceable against it.  I have further assumed that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence, and that there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Credit Agreement.

Based upon my examination, as described above, and subject to the assumptions and qualifications stated, I am of the opinion that:

1.  The Company is a corporation incorporated and in good standing and has a legal corporate existence under the laws of the State of Delaware, and is duly qualified and in good standing in each other jurisdiction in the United States where the failure to be so qualified would have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole.  The Company has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for any such licenses, authorizations, consents and approvals the failure to have which would not have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole.

2.  The execution, delivery and performance by the Company of the Credit Agreement are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company.  The Credit Agreement has been duly executed and delivered by the Company.

3.  The Credit Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

4.  The execution, delivery and performance by the Company of the Credit Agreement, and the borrowings by the Company thereunder, will not (a) require the consent, approval or authorization of, or any registration, declaration or filing with, the State of New York or the United States of America, or any of their respective agencies, other than filing of a Current Report on Form 8-K and a copy of the Credit Agreement under the Securities Exchange Act of 1934, as amended, or (b) violate any statute or regulation of the State of New York or the United States of America applicable to the Company or its Subsidiaries listed on Annex 1 hereto.

5.  The execution, delivery and performance by the Company of the Credit Agreement, and the borrowings by the Company thereunder, will not contravene, or constitute a default under, or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries listed on Annex 1 hereto under (a) the certificate of incorporation or by-laws of the Company or (b) any agreement, judgment, injunction, order, decree or other instrument actually known to me and binding upon the Company or any of its Subsidiaries listed on Annex 1 hereto.  Based on factual information provided by the Company, the Subsidiaries listed on Annex 1 hereto are all the Subsidiaries of the Company incorporated in any jurisdiction within the United States which fall within the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission.

6.  To my knowledge, there is no action, suit or proceeding pending against or threatened against or affecting the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable possibility of an adverse decision which could have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of the Credit Agreement.

7.  Each of the Company’s corporate Subsidiaries listed on Annex 1 hereto is a corporation incorporated and in good standing under the laws of its jurisdiction of incorporation.  Each of the Company’s corporate Subsidiaries listed on Annex 1 hereto has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for any such licenses, authorizations, consents and approvals the failure to have which would not have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole.

8.  The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

9.  The making of Loans under the Credit Agreement and the application of proceeds thereof by the Company as provided in the Credit Agreement will not violate Regulations T, U or X of the Board of Governors of the Federal Reserve System of the United States.

In giving the opinions expressed above, I express no opinion as to the enforceability of provisions indemnifying a party for its own wrongful or negligent acts or where the indemnification is contrary to public policy.  I also wish to point out that the enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

My opinion with respect to the enforceability of the Credit Agreement may be limited or otherwise affected by (a) applicable bankruptcy, reorganization, insolvency, liquidation, moratorium, fraudulent conveyance and similar laws which relate to or affect creditors’ rights generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), including (1) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (2) concepts of materiality, reasonableness, good faith and fair dealing, (c) public policy and (d) concepts of comity.

For purposes of the opinions set forth in the first sentence of paragraph 1 above, I have relied solely on (i) a Certificate of the Secretary of State of the State of Delaware dated as of November [  ], 2011, (ii) a Certificate of the Secretary of State of the State of California dated as of November [  ], 2011, (iii) a Certificate of the Secretary of State of the State of Colorado dated as of November [  ], 2011, (iv) a Certificate of the Secretary of State of the State of Illinois dated as of November [  ], 2011, (v) a Certificate of the Secretary of State of the State of Indiana dated as of November [  ], 2011, (vi) a Certificate of the Secretary of State of the State of New York dated as of November [  ], 2011 and (vii) a Certificate of the Secretary of State of the State of Ohio dated as of November [  ], 2011.

For purposes of the opinions set forth in the first sentence of paragraph 7 above, I have relied solely on [insert certificate descriptions].

My opinions above are limited to laws and regulations normally applicable to transactions of the type contemplated in the Credit Agreement and do not extend to licenses, permits and approvals necessary for the conduct of the business of the parties to the Credit Agreement.

I am admitted to practice in the State of New York.  The opinions expressed above are limited to the internal laws of the State of New York and the General Corporation Law of the State of Delaware and not any administrative or judicial interpretations thereof, and the federal laws of the United States of America.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.  The opinions set forth above are rendered solely to you in connection with the above matter and may not be relied upon by you for any other purpose or relied upon by or furnished to any other person or otherwise referred to in any report or document without my prior written consent, provided that a copy hereof may be furnished to your counsel and to any assignee that becomes a Lender after the date hereof.

This opinion letter speaks only as of the date hereof.  I undertake no, and disclaim any, duty to advise you regarding any changes in, or to otherwise communicate with you with respect to, the matters and opinions set forth herein.

Very truly yours,
Joseph W. Schmidt

ANNEX 1

SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation
Revod Corporation	Delaware
Delaware Capital Formation, Inc.	Delaware
Delaware Capital Holdings, Inc.	Delaware
DFH Corporation	Delaware
Dover Global Holdings, Inc.	Delaware
Dover Europe Inc.	Delaware
Northern Lights Funding LP	Delaware
Northern Lights Partners LLC	Delaware
Dover Industrial Products, Inc.	Delaware
Vectron International Inc..	Delaware
Dover Fluid Management, Inc.	Delaware
Dover Electronic Technologies, Inc.	Delaware
Dover Engineered Systems, Inc.	Delaware
Knowles Electronics Holdings, Inc.	Delaware
Knowles Intermediate Holding Inc.	Delaware
Markem-Imaje Corporation	New Hampshire

EXHIBIT E
[Form of Borrowing Subsidiary Opinion]

[Letterhead of Counsel]

[  ], 20[  ]

To each of the Lenders and
the Agent party to the
Credit Agreement referred to below

c/o JPMorgan Chase Bank, N.A.,
as Administrative Agent

383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

We have acted as special [SPECIFY JURISDICTION] counsel to each entity listed on Schedule I attached hereto (each, a “New Borrowing Subsidiary”)  in connection with the following documents:

(a)           Five-Year Credit Agreement dated as of November 10, 2011 (the “Credit Agreement”), among Dover Corporation, the Borrowing Subsidiaries from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Agent; and

(b)           the Borrowing Subsidiary Agreements dated as of [        ], 20[  ] (the “Borrowing Subsidiary Agreements”), among Dover Corporation, each New Borrowing Subsidiary and the Agent.

Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.

In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of the Borrowing Subsidiary Agreements and such other documents as we have deemed necessary for purposes of this opinion.

In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

As to various questions of fact material to the opinions rendered herein, we have relied upon the statements and representations in the documents which we have examined.  We have assumed the due execution and delivery, pursuant to due authorization, of the documents that we have examined by each party thereto other than the New Borrowing Subsidiaries, that each such party has the full power, authority and legal right to enter into, and perform its obligations under, each such document to which it is a party, that each such document constitutes the valid and legally binding obligation of each such other party, enforceable against such party in accordance with its terms, and that each such party has satisfied those legal requirements that are applicable to it to the extent necessary to make such documents enforceable against it.  We have further assumed that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence, and that there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Credit Agreement.

Based upon the foregoing and subject to the assumptions and qualifications stated herein, it is our opinion that:7

1.           Each New Borrowing Subsidiary is a [INSERT ORGANIZATION TYPE] duly organized, validly existing and in good standing under the laws of [SPECIFY JURISDICTION].  The execution, delivery and performance by each New Borrowing Subsidiary of the Borrowing Subsidiary Agreement to which it is a party and of the Credit Agreement are within such New Borrowing Subsidiary’s [INSERT PER ORGANIZATION TYPE] powers and have been duly authorized by all necessary [INSERT AS APPLICABLE] action on the part of such New Borrowing Subsidiary.  Each Borrowing Subsidiary Agreement has been duly executed and delivered by each New Borrowing Subsidiary that is party thereto and constitutes the legal, valid and binding obligation of such New Borrowing Subsidiary, enforceable against such New Borrowing Subsidiary in accordance with its terms.

2.           The execution, delivery and performance of the Borrowing Subsidiary Agreements by the New Borrowing Subsidiaries will not violate (a) any law, statute, rule or regulation of [SPECIFY JURISDICTION] or any order of any governmental authority of [SPECIFY JURISDICTION] known to us or (b) the New Borrowing Subsidiaries’ Articles of Incorporation or Bylaws [OR INSERT EQUIVALENT UNDER LOCAL LAW].

3.           No authorization, action, consent or approval of, registration or filing with or other action by any governmental authority of [SPECIFY JURISDICTION] is or will be required in connection with the execution, delivery and performance by the New Borrowing Subsidiaries of the Borrowing Subsidiary Agreements.

4.           It is not necessary under the laws of [SPECIFY JURISDICTION] that the Agent, any Agent Designee or any Lender be a resident of, domiciled in or licensed, qualified or entitled to do business in [SPECIFY JURISDICTION] (a) by reason of the execution or performance of the Borrowing Subsidiary Agreements or (b) in order to enable any of them to enforce their respective rights and remedies under any Borrowing Subsidiary Agreements, and none of them is or will be deemed to be resident, domiciled, carrying on business or subject to taxation in [SPECIFY JURISDICTION] solely by reason of the execution, performance or enforcement of the Borrowing Subsidiary Agreements.

5.           The New York governing law clauses set forth in such Borrowing Subsidiary Agreements are valid, binding and enforceable under the laws of [SPECIFY JURISDICTION].

6.           Any judgment or award by the New York Courts in an action, suit or proceeding against any New Borrowing Subsidiary arising out of any of the Loan Documents to which it is party would be recognized and enforced in [SPECIFY JURISDICTION] and any political subdivision thereof, whether denominated in the currency of [SPECIFY JURISDICTION] or otherwise, and it would not be necessary to commence new proceedings in [SPECIFY JURISDICTION] other than a proceeding in which proof of such judgment or award is submitted.

7.           No [SPECIFY JURISDICTION] ad valorem stamp duty, stamp duty reserve tax, registration tax or other tax, fee or charge is payable on the execution or enforceability of the Borrowing Subsidiary Agreements [that has not been paid].

8.           No authorization, consent, approval, or filing with any court or governmental authority of [SPECIFY JURISDICTION] is required for the Agent to remit payments or the proceeds of enforcement actions taken under or made with respect to the [SPECIFY JURISDICTION] to other jurisdictions.

9.           To our knowledge, there is no application or proceeding pending regarding the liquidation or dissolution of the New Borrowing Subsidiary.

We are admitted to practice in [SPECIFY JURISDICTION].  We express no opinion as to matters under or involving the laws of any jurisdiction other than the laws of [SPECIFY JURISDICTION].

[Insert here qualifications, if any, to the above opinions, necessary or part of best practice under local law.]

7 The form of the opinions that follow are applicable for New Borrowing Subsidiaries that are organized outside the United States, and wording may change as necessary or if part of best practice under local law.  The form of the opinions for New Borrowing Subsidiaries that are organized in the United States to be substantially similar to the form of such opinions set forth in Exhibit D to the Credit Agreement, except that such opinions shall not include references to any subsidiaries thereof.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.  This opinion letter is rendered solely to you in connection with the above matter.  Without our prior consent, it may not be relied upon for any other purpose or relied upon by or furnished to any other person other than your counsel, your successors and any person which becomes your assignee in accordance with the Credit Agreement.

This opinion letter speaks only as of the date hereof.  We undertake no, and disclaim any, duty to advise you regarding any changes in, or to otherwise communicate with you with respect to, the matters and opinions set forth herein.

Very truly yours,

Schedule I
List of New Borrowing Subsidiaries

EXHIBIT F

[Form of Note]

PROMISSORY NOTE

 New York, New York
 [                      ], 2011

For value received, [Dover Corporation, a Delaware corporation] [INSERT NAME OF BORROWING SUBSIDIARY, a corporation organized under the laws of [          ]]  (the “Borrower”), promises to pay to the order of [        ] (the “Lender”) (a) the unpaid principal amount of each Loan made by the Lender to the Borrower under the Credit Agreement referred to below, when and as due and payable under the terms of the Credit Agreement, and (b) interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement.  All such payments of principal and interest shall be made in the currencies and to the accounts specified in the Credit Agreement, in immediately available funds.

All Loans made by the Lender, and all repayments of the principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding shall be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached hereto and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the promissory notes issued pursuant to the Five-Year Credit Agreement dated as of November 10, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dover Corporation, each Borrowing Subsidiary from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Agent.  Terms defined in the Credit Agreement are used herein with the same meanings.  Reference is made to the Credit Agreement for provisions for the mandatory and optional prepayment hereof and the acceleration of the maturity hereof.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

[DOVER CORPORATION]

[BORROWING SUBSIDIARY],

by
________________________
Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

Amount                   Amount of                          Unpaid
of                            Principal                           Principal                          Notations
  Date                           Loan                           Repaid                              Balance                          Made By

EXHIBIT G

[FORM OF ACCESSION AGREEMENT]

        ACCESSION AGREEMENT dated as of [    ], 20[  ] (this “Agreement”), among [       ] (the “Acceding Lender”), DOVER CORPORATION, a Delaware corporation  (the “Company”), and JPMORGAN CHASE BANK, N.A., as Agent.

Reference is made to the Five-Year Credit Agreement dated as of November 10, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Company has invited, and the Acceding Lender desires, to become a party to the Credit Agreement and to assume the obligations of a Lender thereunder.  The Acceding Lender is entering into this Agreement in accordance with the provisions of the Credit Agreement in order to become a Lender thereunder.

Accordingly, the Acceding Lender, the Company and the Agent agree as follows:

SECTION 1.  Accession to the Credit Agreement. (a) The Acceding Lender, as of the Effective Date (as defined below), hereby accedes to the Credit Agreement and shall thereafter have the rights and obligations of a Lender thereunder with the same force and effect as if originally named therein as a Lender.

(b) The Commitment of the Acceding Lender shall equal the amount set forth opposite its signature hereto.

SECTION 2.  Representations and Warranties, Agreements of Acceding Lender, etc.  The Acceding Lender (a) represents and warrants that it is legally authorized to enter into this Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 of the Credit Agreement (or, prior to the first such delivery, the financial statements referred to in Section 3.04 thereof) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) confirms that it will independently and without reliance upon the Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform, in accordance with the terms of the Credit Agreement, all the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; (f) agrees to deliver to the Agent an Administrative Questionnaire in which the Acceding Lender designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the Acceding Lender’s compliance procedures and applicable law, including Federal, State and foreign securities laws; and (g) if the Acceding Lender is not incorporated under the laws of the United States of America or a State thereof, it shall deliver to the Company and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04 of the Credit Agreement.

SECTION 3.  Effectiveness.  Subject to Section 2.18 of the Credit Agreement, this Agreement shall become effective as of the date set forth above on the date (the “Effective Date”) that the Agent shall have received counterparts of this Agreement that, when taken together, bear the signatures of the Agent, the Company and the Acceding Lender.

SECTION 4.  Counterparts.  This Agreement may be executed in multiple counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 5.  Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.  Notices.  All communications and notices hereunder shall be in writing and given as provided in Section 10.01 of the Credit Agreement.  All communications and notices hereunder to the Acceding Lender shall be given to it at the address set forth in its Administrative Questionnaire.

IN WITNESS WHEREOF, the Acceding Lender, the Company and the Agent have duly executed this Agreement as of the day and year first above written.

Commitment $[ ]	[ACCEDING LENDER], by Name: Title: Address:

DOVER CORPORATION,
by

Name:
Title:

JPMORGAN CHASE BANK, N.A., as Agent,
by

Name:
Title: